Filed Pursuant to Rule 424(b)(5)

Registration No. 333-132039 and 333-132039-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 17, 2006)

$2,017,000,000* * Using an exchange rate of $1.2816 = €1.00 Goal Capital Funding Trust 2006-1 Student Loan Asset-Backed Notes

GOAL CAPITAL FUNDING TRUST 2006-1 Issuing Entity	GOAL CAPITAL FUNDING, LLC Depositor
GOAL FINANCIAL, LLC Sponsor and Administrator

Notes are being offered in the following classes:

Class	Principal Amount		Interest Rate	Price to Public	Underwriting Discount	Proceeds to the Trust (1)	Stated Maturity Date
A-1 Notes	$408,651,000		Three-Month LIBOR plus 0.00%	100%	0.155%	99.845%	August 25, 2020
A-2 Notes	$277,373,000		Three-Month LIBOR plus 0.10%	100%	0.185%	99.815%	August 25, 2023
A-3 Notes	$352,501,000		Three-Month LIBOR plus 0.12%	100%	0.210%	99.790%	November 25, 2026
A-4 Notes	$234,320,000		Three-Month LIBOR plus 0.15%	100%	0.225%	99.775%	November 27, 2028
A-5 Remarketable Reset Rate Notes	€350,000,000		Three-Month EURIBOR plus 0.12%	100%	0.240%	99.760%	May 25, 2034
A-6 Notes	$225,000,000		Three-Month LIBOR plus 0.21%	100%	0.275%	99.725%	May 27, 2042
B Notes	$70,595,000		Three-Month LIBOR plus 0.45%	100%	0.320%	99.680%	August 25, 2042
Total	$2,017,000,000	(2)		$2,017,000,000 (2)	$4,335,219 (2)	$2,012,664,781 (2)
(1)	Before deducting expenses estimated to be approximately $1,565,000.
(2)	Using an exchange rate of $1.2816 = €1.00.

In addition to the classes of notes set forth above, the issuing entity may also issue class C notes, which, if issued, would not be offered by this prospectus supplement or the accompanying prospectus. The offered notes are obligations of the issuing entity only and are payable solely from the pledged collateral described in this prospectus supplement and in the accompanying prospectus, which consists primarily of student loans, including consolidation loans, made under the Federal Family Education Loan Program. The offered notes are not obligations of, or interests in, Goal Financial, LLC, the depositor, the administrator, the servicers or any of their affiliates.

This prospectus supplement may be used to offer and sell the offered notes only if accompanied by the prospectus. You should consider carefully the “ risk factors” beginning on page S-18 of this prospectus supplement and on page 7 of the accompanying prospectus. Credit enhancement for the offered notes will include cash on deposit in a reserve fund and a capitalized interest fund, as well as, for the class A notes, the subordination of the class B notes, as described in this prospectus supplement. Additional support will include, with respect to the class A-5 remarketable reset rate notes, an initial currency swap agreement with Barclays Bank PLC.

Receipts of principal and certain other payments received on the student loans held in the trust estate will be allocated for payment of interest on and principal of the offered notes on the 25th of each February, May, August and November, beginning August 25, 2006. Funds will be allocated to provide for sequential payment of principal on the class A-1 through class A-6 notes, in that order, until paid in full. The class B notes will not receive principal until the stepdown date, which is scheduled to occur on May 25, 2012, and then will be allocated principal, so long as no subordinate principal trigger event is in effect on the related quarterly distribution date. The class A-1 through A-4 notes, the class A-6 notes and the class B notes are “LIBOR rate notes”. The initial reset date for the class A-5 remarketable reset rate notes is May 25, 2016.

Application will be made for the offered notes to be admitted to the official list of the Irish Stock Exchange, subject to the Irish Stock Exchange listing rules and the prospectus rules of the Irish Financial Services Regulatory Authority, and to be admitted to trading on the Irish Stock Exchange. There can be no assurance that this listing will be obtained. The issuance and settlement of the offered notes is not conditioned on the listing of the offered notes on the Irish Stock Exchange. We are offering the offered notes through the underwriters when and if issued.

JOINT BOOK-RUNNING MANAGERS
Banc of America Securities LLC	Barclays Capital	Deutsche Bank Securities
CLASS A-5 CO-MANAGER
Fortis Bank

May 18, 2006

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IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

We are providing information about the offered notes in two separate documents that progressively provide more detail. This prospectus supplement describes the specific terms of the offered notes. The prospectus, referred to as the “prospectus” or the “accompanying prospectus”, provides general information about the sponsor, the depositor and the issuing entity and their student loan program, some of which may not apply to the offered notes. You should read both the accompanying prospectus and this prospectus supplement in full to obtain information concerning the offered notes. References in the accompanying prospectus to a “preliminary prospectus supplement” or a “prospectus supplement” should be construed to be references to this prospectus supplement.

Cross-references are included in this prospectus supplement and the accompanying prospectus to captions in the materials where you can find further discussions about related topics. The table of contents on the preceding page provides the pages on which these captions are located.

Some of the terms used in this prospectus supplement and the accompanying prospectus are defined under the caption “Glossary of Terms” beginning on page 82 in the accompanying prospectus.

The notes may not be offered or sold to persons in the United Kingdom in a transaction that results in an offer to the public within the meaning of the securities laws of the United Kingdom.

IRISH STOCK EXCHANGE INFORMATION

We accept our responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge and belief the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information. For purposes of Directive 2003/71/EC, this prospectus supplement and the accompanying prospectus shall constitute a prospectus.

Reference in this prospectus supplement and the accompanying prospectus to documents incorporated by reference and any website addresses set forth in this prospectus supplement and the accompanying prospectus will not be deemed to constitute a part of the prospectus filed with the Irish Stock Exchange in connection with the listing of the offered notes.

McCann Fitzgerald Listing Services Limited will act as the listing agent, and Deutsche International Corporate Services (Ireland) Limited will act as the paying agent in Ireland for the offered notes.

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SUMMARY

The following summary is a very general overview of the terms of the notes being offered by this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. Before deciding to purchase the offered notes, you should consider the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus.

The words “we”, “us”, “our” and similar terms, as well as references to the “issuing entity” and the “trust” refer to Goal Capital Funding Trust 2006-1. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

Principal Parties and Dates

Issuing Entity:	Goal Capital Funding Trust 2006-1

Depositor:	Goal Capital Funding, LLC

Sponsor and Administrator:	Goal Financial, LLC

Servicers:	Great Lakes Educational Loan Services, Inc. ACS Education Services, Inc.

Eligible Lender Trustee and Indenture Trustee:	The Bank of New York

Delaware Trustee:	Wilmington Trust Company

Remarketing Agents:	Banc of America Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc.

London Paying Agent:	The Bank of New York

Distribution Dates:	Distribution dates for the offered notes will be the 25th day of each February, May, August and November, beginning August 25, 2006. The distribution dates for the offered notes are sometimes referred to as “quarterly distribution dates.” If any quarterly distribution date is not a business day, the quarterly distribution will be made on the next business day. The determination date for each quarterly distribution date generally will be the second business day before such quarterly distribution date (except that determinations with respect to a currency swap agreement will be made on the fifth business day before such quarterly distribution date).

Collection Periods:	The collection periods will be the three calendar months preceding each quarterly distribution date. However, the initial collection period will begin on the closing date and end on July 31, 2006.

Interest Accrual Periods:

The initial interest accrual period for the LIBOR rate notes begins on the closing date and ends on August 24, 2006. For all other quarterly distribution dates, the interest accrual period will begin on the prior quarterly distribution date and end on the day before such quarterly distribution date.

The initial interest accrual period for the class A-5 remarketable reset rate notes begins on the closing date and ends on August 24, 2006. Other than the initial interest accrual period, the interest accrual period for the class A-5 remarketable reset rate notes:

• bearing interest based on an index, begins on a quarterly distribution date and ends on the day before the next quarterly distribution date; and

•      bearing a fixed rate of interest, begins on the 25th day of the month of the immediately preceding quarterly distribution date and ends on the 24th day of the month of the current quarterly distribution date.

Cut-off Date:	The “cut-off date” for the student loan portfolio the trust will acquire on the closing date is May 23, 2006. For student loans the trust acquires after the closing date, the cut-off date will be the date such loans are transferred to the trust.

Closing Date:	The closing date for this offering is expected to be on or about May 25, 2006.

DESCRIPTION OF THE OFFERED NOTES

General

Goal Capital Funding Trust 2006-1 is offering the following student loan asset-backed notes in the following aggregate principal amounts:

Class A-1 Notes:	$408,651,000
Class A-2 Notes:	$277,373,000
Class A-3 Notes:	$352,501,000
Class A-4 Notes:	$234,320,000
Class A-5 Notes:	€350,000,000
Class A-6 Notes:	$225,000,000
Class B Notes:	$70,595,000

The class A-5 remarketable reset rate notes, which are referred to in this prospectus supplement as the “class A-5 notes” or the “reset rate notes”, are initially denominated in Euros. The U.S. Dollar equivalent of the initial principal balance of the class A-5 notes is $448,560,000, using an exchange rate of $1.2816 = €1.00.

The trust may also issue class C notes, which, if issued, would not be offered by this prospectus supplement or the accompanying prospectus.

The offered notes are debt obligations of the trust and will be issued pursuant to an indenture of trust.

The offered notes will receive payments primarily from collections on a pool of student loans held by the trust.

The class A notes will be senior notes and the class B notes will be subordinate notes. Each class of offered notes, other than the class A-5 notes, will be issued in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof. The class A-5 notes will initially be issued in minimum denominations of €50,000 and in integral multiples of €1,000 in excess thereof. Interest and principal on the offered notes payable on any quarterly distribution date will be paid to the record owners of the offered notes as of the close of business on the day before the related quarterly distribution date.

LIBOR Rate Notes

The LIBOR rate notes will bear interest at the following rates:

Class A-1: Three-month LIBOR plus	0.00%
Class A-2: Three-month LIBOR plus	0.10%
Class A-3: Three-month LIBOR plus	0.12%
Class A-4: Three-month LIBOR plus	0.15%
Class A-6: Three-month LIBOR plus	0.21%
Class B: Three-month LIBOR plus	0.45%

The administrator will determine the rate of interest on the LIBOR rate notes on the second business day prior to the start of the applicable interest accrual period. Interest on the LIBOR rate notes will be calculated on the basis of the actual number of days elapsed during the interest period divided by 360.

Interest accrued on the outstanding principal balance of the LIBOR rate notes during each interest accrual period will be paid on the following quarterly distribution date.

Reset Rate Notes

The currency and interest rates for the reset rate notes will be reset from time to time using the procedures described below. During the initial reset period, the class A-5 notes will be denominated in Euros and will bear interest based on an index rate equal to three-month EURIBOR plus 0.12%.

The administrator will determine the rate of interest for the class A-5 notes on the second EURIBOR settlement day prior to the start of the applicable interest accrual period. Interest on the class A-5 notes during the initial reset period will be calculated on the basis of the actual number of days elapsed during the interest accrual period divided by 360.

Interest accrued on the outstanding principal balance of the class A-5 notes during each interest accrual period will be paid on the following quarterly distribution date.

Interest Rate Reset for the Reset Rate Notes

The initial reset date for the class A-5 notes is May 25, 2016. We refer to this date, and each date thereafter on which the reset rate notes may be reset with respect to the currency, interest rate mode and other factors described below as a “reset date” and each period in between the reset dates as a “reset period.”

The interest rate mode for any reset period after the initial reset period may be based on an index or may be a fixed rate. The index rate may be based on EURIBOR or another non-U.S. Dollar-based rate, LIBOR, the 91-day U.S. Treasury Bill rate, a U.S. treasury constant maturity rate, the prime rate, a commercial paper rate, the federal funds rate or another index. See “Description of the Notes—Index Rate Notes” in the accompanying prospectus. Any interest rate mode other than an index rate based on LIBOR or a commercial paper rate will require that the rating agency condition be satisfied. The “rating agency condition” will be satisfied when each rating agency then rating the notes has been given 10 days’ prior written notice of an action and has notified the administrator, the indenture trustee and the remarketing agents, if applicable, in writing that the action will not result in and of itself in the reduction or withdrawal of its then-current rating of the notes.

Each reset date will always occur on a quarterly distribution date. The related reset period will always end on the day before a quarterly distribution date and may not extend beyond the day before the final maturity date of the reset rate notes.

Absent a failed remarketing, holders of reset rate notes that wish to be repaid some or all of their reset rate notes on a reset date will be able to obtain a 100% repayment of principal by tendering the applicable amount of their reset rate notes pursuant to the remarketing process described below and in the accompanying prospectus. Tender is not mandatory if the reset rate notes are denominated in U.S. Dollars in both the current reset period and in the upcoming reset period. If the reset rate notes are denominated in a currency other than U.S. Dollars, as is the case in their initial reset period, tender is mandatory and the holders of the reset rate notes will be deemed to have tendered all of their reset rate notes pursuant to the remarketing process. If there is a failed remarketing of the reset rate notes, however, reset rate noteholders will be required to retain their reset rate notes during the next reset period and will not be entitled to exercise any remedies as a result of the failure of the reset rate notes to be remarketed on the related reset date. See “Description of the Offered Notes—The Reset Rate Notes—Reset Periods” and “—Tender of Reset Rate Notes; Remarketing Procedures” in this prospectus supplement.

Currency Swap Agreement

On the closing date, the trust will enter into an initial currency swap agreement with Barclays Bank PLC for the class A-5 notes.

The initial currency swap agreement will hedge the currency exchange risk that results from the payment of principal and interest in Euros on the class A-5 notes during their initial reset period and upon a successful remarketing on their reset date.

If, on any reset date, the reset rate notes are reset to a currency other than U.S. Dollars, the trust will enter into one or more additional currency swap agreements to be effective until the next reset date. Other than the initial currency swap agreement for the class A-5 notes, the trust may not enter into swap agreements with respect to the reset rate notes unless the rating agency condition has been satisfied.

Reset Rate Note Remarketing Procedures

On the remarketing terms determination date, which is at least 12 business days before each reset date, the remarketing agents, in consultation with the administrator, will determine the proposed terms of the remarketing, including:

•	the applicable currency;

•	the applicable interest rate mode;

•	whether principal will be paid periodically or at the end of a reset period;

•	the index, if applicable;

•	the all-hold rate, if applicable;

•	the length of the reset period and the applicable distribution dates; and

•	the identity of any potential swap counterparties.

The all-hold rate will be the interest rate applicable for the next reset period if all holders of the reset rate notes choose not to tender their notes to the remarketing agents for remarketing. The all-hold rate will apply only if the reset rate notes are denominated in U.S. Dollars in both the current and upcoming reset period. See “Description of the Offered Notes—The Reset Rate Notes—Tender of Reset Rate Notes; Remarketing Procedures” in this prospectus supplement and “Description of the Notes—The Reset Rate Notes—Remarketing Terms Determination Date” in the prospectus.

Spread Determination Date

The spread, or the applicable fixed rate, will be determined by the remarketing agents on the spread determination date, which is the third business day prior to the reset date, as the lowest spread or fixed rate, but not less than the all-hold rate, if applicable, that would permit all of the reset rate notes tendered for remarketing to be purchased at a price equal to 100% of the outstanding principal balance of the reset rate notes. See “Description of the Offered Notes—The Reset Rate Notes—Spread Determination Date” in this prospectus supplement.

Failed Remarketing

There will be a failed remarketing if:

•	the remarketing agents, after consulting with the administrator, cannot determine the applicable required reset terms (other than the related spread, fixed rate or initial rate) at least 12 business days prior to the related reset date;

•	the related spread or fixed rate cannot be established by the remarketing agents by the spread determination date or the interest rate resulting from the required spread would exceed the failed remarketing rate;

•	not all of the tendered reset rate notes are purchased at the spread or fixed rate set by the remarketing agents, or any committed purchaser defaults on its purchase obligations and the remarketing agents elect not to purchase the tendered reset rate notes;

•	the sponsor, or its designated affiliates, fails to purchase the reset rate notes after exercise of the call option described below;

•	the remarketing agents, after consulting with the administrator, are unable to obtain one or more derivative products meeting the required criteria, if applicable;

•	certain conditions specified in the remarketing agreement are not satisfied; or

•	the rating agency condition has not been satisfied.

If a failed remarketing is declared with respect to the reset rate notes at a time when those notes are denominated in U.S. Dollars:

•	all holders of the reset rate notes will retain their reset rate notes, including in all mandatory tender situations;

•	the related interest rate will be reset to a failed remarketing rate of three month LIBOR plus 0.75%; and

•	the related reset period will be three months.

If a failed remarketing is declared with respect to the reset rate notes at a time when those notes are denominated in a currency other than U.S. Dollars, as is the case in their initial reset period:

•	all holders of the reset rate notes will retain their reset rate notes;

•	the reset rate notes will remain denominated in such currency;

•	each related currency swap counterparty will be entitled to receive quarterly payments from the trust at an increased LIBOR-based rate, determined at the time the swap agreement was entered into for that reset period, referred to in this prospectus supplement as the “extension rate”;

•	the trust will be entitled to receive from each currency swap counterparty, for payment to the noteholders, quarterly index rate payments at the specified failed remarketing rate; and

•	the related reset period will be three months.

For the initial currency swap agreement, the extension rate payable to the applicable swap counterparty will be three-month LIBOR plus 0.75%. The failed remarketing rate payable by the swap counterparty to the trust, for payment to the reset rate noteholders, will be three-month EURIBOR plus 0.55%. See “Description of the Notes—The Reset Rate Notes—Failed Remarketing” in the accompanying prospectus.

Call Option For Reset Rate Notes

The sponsor, or its designated affiliates, will have the option to purchase the reset rate notes in their entirety on any reset date. This call option may be exercised by the sponsor, or its designated affiliates, by giving notice to the administrator at any time prior to the determination of the interest rate or the declaration of a failed remarketing on the spread determination date. The purchase price to be paid for the reset rate notes will be equal to their outstanding principal balance, plus accrued and unpaid interest. If the call option is exercised with respect to the reset rate notes, the interest rate will be either:

•	the rate applicable for the most recent reset period during which the failed remarketing rate was not in effect, if the reset rate notes did not have at least one related derivative product in effect during the previous reset period; or

•	if the reset rate notes had one or more derivative products in effect during the previous reset period, the weighted average of the floating rates of interest that were due to the related counterparties from the trust during the previous reset period for the reset rate notes.

This rate will remain in effect for each successive three-month reset period while the option holder retains the reset rate notes. See “Description of the Offered Notes—The Reset Rate Notes—Call Option for Reset Rate Notes” in this prospectus supplement.

Principal Payments

Principal payments will be made on the class A notes in an amount equal to the lesser of:

•	the class A principal distribution amount for that quarterly distribution date; and

•	funds available to pay principal on the class A notes as described below in “Description of the Offered Notes—Flow of Funds.”

The class A principal distribution amount will be paid first on the class A-1 notes until paid in full, second on the class A-2 notes until paid in full, third on the class A-3 notes until paid in full, fourth on the class A-4 notes until paid in full, fifth on the class A-5 notes until paid in full and sixth on the class A-6 notes until paid in full.

If in any reset period the class A-5 notes are denominated in a currency other than U.S. Dollars, as is the case in their initial reset period, any payments due on the class A-5 notes will be made to the currency swap counterparty in U.S. Dollars and the payments received from the currency swap counterparty in the applicable currency will be used to pay the class A-5 notes. In addition, if in any reset period the class A-5 notes are structured not to receive principal payments until the end of such reset period, any principal payments allocated to the class A-5 notes will be deposited into the Class A-5 Accumulation Account of the Accumulation Fund described below.

Principal payments will be made on the class B notes in an amount equal to the lesser of:

•	the class B principal distribution amount for that quarterly distribution date; and

•	funds available to pay principal on the class B notes as described below in “Description of the Offered Notes—Flow of Funds.”

The class B principal distribution amount will be allocated to the class B notes on and after the stepdown date, so long as no subordinate principal trigger event is in effect on the quarterly distribution date.

There may not be sufficient funds available to pay the full principal distribution amount on each quarterly distribution date.

The “stepdown date” will be the earlier of May 25, 2012 and the first date on which no class A notes remain outstanding. A “subordinate principal trigger event” will occur on any quarterly distribution date while any class A notes are outstanding if the outstanding principal balance of the offered notes, less any amounts on deposit in the Class A-5 Accumulation Account of the Accumulation Fund exclusive of investment earnings and, after giving effect to distributions to be made on that quarterly distribution date, exceeds the adjusted pool balance as of the end of the related collection period.

The “principal distribution amount” on a quarterly distribution date is the excess, if any, of the outstanding principal balance of the offered notes over the result of (i) the adjusted pool balance divided by (ii) one hundred and one-quarter percent (100.25%). On any quarterly distribution date on which a subordinate principal trigger event occurs, any funds remaining in the collection fund will be deemed to be principal distribution amounts.

The “class A principal distribution amount” is equal to the principal distribution amount times the class A percentage. The “class B principal distribution amount” is equal to the principal distribution amount times the class B percentage.

For each quarterly distribution date the “class A percentage” will equal 100% minus the class B percentage. The “class B percentage” will equal:

•	0% prior to the stepdown date or on any other quarterly distribution date if a subordinate principal trigger event is in effect; or

•	on all other quarterly distribution dates, the percentage equivalent of a fraction, the numerator of which is the aggregate principal balance of the class B notes and the denominator of which is the aggregate principal balance of all outstanding offered notes or U.S. Dollar equivalent based on the currency exchange rate in any applicable currency swap agreement, less any amounts on deposit in the Class A-5 Accumulation Account of the Accumulation Fund, exclusive of investment earnings, and in each case determined on the determination date for that quarterly distribution date.

“Adjusted pool balance” means, for any quarterly distribution date,

•	if the pool balance as of the last day of the related collection period is greater than 40% of the initial pool balance, the sum of that pool balance, any amounts on deposit in the Capitalized Interest Fund and the specified reserve fund balance for that quarterly distribution date; or

•	if the pool balance as of the last day of the related collection period is less than or equal to 40% of the initial pool balance, that pool balance.

“Pool balance” for any date means the aggregate principal balance of the trust’s student loans on that date, including accrued interest that is expected to be capitalized and money on deposit in the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund (excluding amounts that will become available funds on the next quarterly distribution date), as reduced by the principal portion of:

•	all payments received by the trust through that date from borrowers on the student loans, the guarantee agencies and the U.S. Department of Education;

•	all amounts received by the trust through that date from purchases of student loans by the depositor, a servicer or the sponsor (or its designated affiliate);

•	all liquidation proceeds and realized losses on the student loans through that date;

•	the amount of any adjustment to balances of the student loans that any servicer is permitted to make under a servicing agreement through that date; and

•	the amount by which guarantor reimbursements of principal on defaulted student loans through that date are reduced from 100%, as required by the risk sharing provisions of the Higher Education Act.

The “initial pool balance” means the pool balance as of the cut-off date plus amounts on deposit in the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund as of the closing date.

“Available funds” include:

•	all collections on the student loans, except:

•	collections of principal applied to repurchase loans from a guarantee agency or a servicer; and

•	amounts paid to the Department of Education or borrowers;

•	interest benefit payments and special allowance payments;

•	net amounts collected with respect to defaulted loans;

•	amounts received from the depositor, the sponsor and the servicers for repurchased loans;

•	interest and gains on amounts on deposit in any fund or account other than a collateral fund;

•	payments received from the currency swap counterparty;

•	certain amounts transferred from the Remarketing Fee Fund; and

•	any other amounts deposited to the collection fund.

See “Description of the Offered Notes—Principal Distributions on the Offered Notes” in this prospectus supplement.

During the initial reset period, principal amounts payable with respect to the reset rate notes will be paid on each applicable quarterly distribution date. During any subsequent reset period, the reset rate notes may be structured not to receive principal payments until the end of that reset period. If the reset rate notes are structured in this manner, generally all amounts that otherwise would have been paid to the holders of the reset rate notes as principal would instead be deposited into the Class A-5 Accumulation Account of the Accumulation Fund. Principal payments would be allocated to the Class A-5 Accumulation Account of the Accumulation Fund until amounts on deposit therein, less any investment earnings, are sufficient to pay the outstanding principal balance of the reset rate notes in full and those funds would remain in the Class A-5

Accumulation Account of the Accumulation Fund until the next reset date, unless there occurs prior to that reset date an optional purchase of the remaining student loans in the trust estate or a successful auction of the student loans by the indenture trustee. On each reset date, the trust will pay all amounts, less any investment earnings, on deposit in the Class A-5 Accumulation Account of the Accumulation Fund, including amounts deposited on that reset date, to the holders of the reset rate notes, or the related swap counterparty for payment to the holders of the reset rate notes if the reset rate notes are denominated in a currency other than U.S. Dollars, as a distribution of principal.

If the reset rate notes are denominated in a currency other than U.S. Dollars, principal payments will be made to a currency swap counterparty. Any amounts the trust receives in Euros or another non-U.S. Dollar currency from a swap counterparty will be paid or allocated to the reset rate noteholders from the Currency Fund as described below.

Final Maturity

The quarterly distribution dates on which the offered notes are due and payable in full are as follows:

Class A-1 Notes:	August 25, 2020
Class A-2 Notes:	August 25, 2023
Class A-3 Notes:	November 25, 2026
Class A-4 Notes:	November 27, 2028
Class A-5 Notes:	May 25, 2034
Class A-6 Notes:	May 27, 2042
Class B Notes:	August 25, 2042

The actual maturity of any class of offered notes could occur earlier if, for example:

•	there are prepayments on the student loans held in the trust estate;

•	the sponsor or its assignee exercises its option to purchase all of the student loans remaining in the trust estate (which will not occur until the pool balance is 10% or less of the initial pool balance); or

•	the indenture trustee auctions all of the remaining student loans (which, absent an event of default, will not occur until the pool balance is 10% or less of the initial pool balance and the sponsor or its assignee fails to exercise the option to purchase all of the student loans remaining in the trust estate).

Description of the Trust

General

Goal Capital Funding Trust 2006-1 is a Delaware statutory trust formed pursuant to Chapter 38 of Title 12 of the Delaware Code, whose operations include acquiring and holding student loans originated under the Federal Family Education Loan Program (“FFELP”) and other assets of the trust, issuing and making payments on the notes and any other incidental or related activities.

The trust will use the proceeds from the sale of the offered notes to purchase student loans and to make deposits to the Acquisition Fund, the Capitalized Interest Fund and the Reserve Fund.

The only sources of funds for payment of the offered notes issued under the indenture are the student loans and investments pledged to the indenture trustee, the payments the trust receives with respect to those student loans and investments and any payments the trust receives under any derivative product or swap agreements.

The Trust’s Assets

The assets of the Trust will include:

•	the FFELP student loans acquired with the proceeds of the sale of the offered notes;

•	collections and other payments received on account of the student loans;

•	money and investments held in funds and accounts created under the indenture, including the Acquisition Fund (including the Prefunding Account and the Add-On Consolidation Loan Account), the Collection Fund, the Capitalized Interest Fund, the Remarketing Fee Fund, any Accumulation Fund, any Supplemental Interest Fund, the Reserve Fund, any Collateral Fund and any Currency Fund; and

•	its rights under any derivative product or swap agreement that may be provided for the benefit of the trust.

The sponsor or its affiliates will originate or acquire the student loans in the ordinary course of their student loan financing businesses. The depositor will acquire the student loans from the sponsor or its affiliates on or prior to the closing date and during the prefunding period and the add-on consolidation loan period. Guarantee agencies described below in “Information Relating to the Guarantee Agencies” guarantee all of the student loans and such loans are reinsured by the U.S. Department of Education. Pursuant to a loan purchase agreement, the depositor will sell the student loans to the trust, with the eligible lender trustee holding legal title to the student loans. The student loans sold by the depositor to the trust will be required to satisfy certain criteria set forth in the indenture and the applicable loan purchase agreement. See “The Student Loan Operations of Goal Capital Funding Trust 2006-1” in this prospectus supplement.

Except under limited circumstances set forth in the indenture, student loans may not be transferred out of the trust estate while any class A notes are outstanding. For example, if after the closing date we discover that there has been a breach of the representations or warranties made by the depositor under the loan purchase agreement regarding a student loan, the depositor generally will be obligated to repurchase the student loan. As well, a student loan may be sold by the trust if the trust is unable to finance an additional trust loan that relates to the student loan. See “Summary of the Indenture Provisions—Sale of Student Loans Held in Trust Estate” in the prospectus.

The Acquisition Fund

Approximately $1,927,748,179 of the proceeds from the sale of the offered notes will be deposited into the Acquisition Fund. We expect to use approximately $1,633,534,773 of those proceeds to purchase student loans on behalf of the trust on the closing date. Approximately $1,565,000 of the net proceeds deposited to the Acquisition Fund will be used to pay certain costs of issuing the offered notes.

The Prefunding Account and the Add-On Consolidation Loan Account

Approximately $241,600,486 of the deposit to the Acquisition Fund will be deposited into a Prefunding Account and approximately $51,047,920 will be deposited into an Add-On Consolidation Loan Account, which, in total, represents approximately 14.5% of the proceeds from the sale of the offered notes and approximately 15.5% of the initial pool balance. We will use amounts in the Prefunding Account to purchase student loans and to finance additional trust loans during the prefunding period. We will use amounts in the Add-On Consolidation

Loan Account to finance additional trust loans during the add-on consolidation loan period. “Additional trust loans” are additional student loans to borrowers whose consolidation loans are in the trust, and include add-on consolidation loans. “Add-on consolidation loans” are loans the Higher Education Act permits borrowers to add to an existing consolidation loan within 180 days from the date such consolidation loan was made. The eligibility criteria for student loans acquired by the trust from funds on deposit in the Prefunding Account and the Add-On Consolidation Loan Account will be the same as those applicable to student loans acquired on the closing date as described below in “The Student Loan Operations of Goal Capital Funding Trust 2006-1”. However, the characteristics of such student loans may differ from the characteristics of the student loans acquired on the closing date, as described below in “Characteristics of the Student Loans”.

In the event of a collection fund shortfall, amounts on deposit in the Prefunding Account and the Add-On Consolidation Loan Account will be available to cover the shortfall (including amounts for payment of interest on the class B notes during a subordinate interest trigger event), to the extent that amounts on deposit in the Capitalized Interest Fund are insufficient to cover the shortfall, as described below in “—The Collection Fund”. A “collection fund shortfall” occurs if (i) on any quarterly distribution date or monthly servicing payment date, amounts on deposit in the Collection Fund are insufficient to pay amounts owed to the U.S. Department of Education or the guarantee agencies (other than amounts to repurchase loans from the guarantee agencies), servicing fees, trustees’ fees, administration fees, remarketing fees, interest then due on the offered notes and amounts due to any counterparty under any derivative product agreement (other than termination payments) or (ii) interest is not payable on the class B notes because a subordinate interest trigger event is in effect.

The prefunding period will begin on the closing date and will end no later than June 30, 2006. If at the end of the prefunding period there are amounts remaining in the Prefunding Account, these amounts will be transferred to the Collection Fund. The add-on consolidation loan period will begin on the closing date and end no later than December 31, 2006. If at the end of the add-on consolidation loan period there are amounts remaining in the Add-On Consolidation Loan Account, these amounts will be transferred to the Collection Fund.

The Collection Fund

The indenture trustee will deposit into the Collection Fund all available funds, any amounts transferred from the other funds and accounts and any payments received from a counterparty pursuant to any derivative product or swap agreement (other than any non-U.S. Dollar amounts deposited into the Currency Fund). Money on deposit in the Collection Fund will be used to pay the trust’s operating expenses (including amounts owed to the U.S. Department of Education and the guarantee agencies, servicing fees, trustees’ fees, administration fees and other fees and expenses of the trust), amounts due to any counterparty on any derivative product or swap agreement, interest and principal on the notes and amounts to restore the balance in the Reserve Fund to the specified reserve fund balance. See “Description of the Offered Notes—Flow of Funds” herein.

If the reset rate notes are structured to receive principal payments only at the end of a reset period, all amounts that otherwise would have been paid to the holders of the reset rate notes as principal payments will be deposited into the Class A-5 Accumulation Account of the Accumulation Fund.

In the event of a collection fund shortfall, amounts on deposit in the Capitalized Interest Fund, the Acquisition Fund (as described above in “—The Prefunding Account and the Add-on Consolidation Loan Account”) and the Reserve Fund (in that order) will be available to cover the shortfall; provided, that amounts transferred from the Reserve Fund to the Collection Fund while a subordinate interest trigger event is in effect will not be used to pay interest on the class B notes.

The Capitalized Interest Fund

Approximately $80,000,000 of the proceeds from the sale of the offered notes will be deposited into a Capitalized Interest Fund. In the event of a collection fund shortfall, amounts on deposit in the Capitalized Interest Fund will be transferred to the Collection Fund to cover the shortfall (including amounts for payment of interest on the class B notes during a subordinate interest trigger event), prior to any amounts being transferred from the Acquisition Fund or the Reserve Fund.

Amounts released from the Capitalized Interest Fund will not be replenished. On the quarterly distribution date in each month set forth below, any amounts remaining in the Capitalized Interest Fund in excess of the amount set forth opposite such month will be transferred to the Collection Fund.

August 2006	$67,000,000
November 2006	57,000,000
February 2007	49,000,000
May 2007	43,000,000
August 2007	38,000,000
November 2007	33,000,000
February 2008	29,000,000
May 2008	25,000,000
August 2008	21,000,000
November 2008	0

The Remarketing Fee Fund

The indenture trustee will establish and maintain a Remarketing Fee Fund as an asset of the trust estate for the benefit of the remarketing agents and the registered owners. On each quarterly distribution date that is one year or less prior to a reset date, the indenture trustee will transfer funds in the Collection Fund to the Remarketing Fee Fund, prior to the payment of interest on the offered notes, in an amount up to the quarterly funding amount until the balance on deposit in the Remarketing Fee Fund reaches the targeted level for such reset date. Amounts on deposit in the Remarketing Fee Fund in excess of the targeted level on any quarterly distribution date will be transferred to the Collection Fund and included in available funds for that quarterly distribution date. Investment earnings on deposit in the Remarketing Fee Fund will be withdrawn on each quarterly distribution date, deposited into the Collection Fund and included in available funds for such quarterly distribution date. See “Description of the Offered Notes—The Reset Rate Notes—Tender of Reset Rate Notes; Remarketing Procedures” in this prospectus supplement. Amounts on deposit in the Remarketing Fee Fund will also be used to pay interest on the class A notes on any quarterly distribution date on which amounts in the Collection Fund are insufficient to pay such interest, and will be used to pay principal with respect to a class of A notes on the maturity date of that class to the extent amounts in the Collection Fund are insufficient to pay that principal, in each case, after giving effect to any transfers to the Collection Fund from the Capitalized Interest Fund, the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund and the Reserve Fund.

The Accumulation Fund

The indenture trustee will establish and maintain an Accumulation Fund, and within the Accumulation Fund will establish and maintain a Class A-5 Accumulation Account. During any reset period after the initial reset period during which the reset rate notes are structured not to receive a payment of principal until the end of the related reset period, all amounts that would otherwise be payable to the reset rate notes as principal payments will be deposited into the Class A-5 Accumulation Account of the Accumulation Fund. In such case, on each quarterly distribution date, the indenture trustee will deposit any payments of principal allocated to the class A-5 notes in U.S. Dollars into the Class A-5 Accumulation Account. All amounts on deposit in the Class A-5 Accumulation Account, including amounts deposited on a related quarterly distribution date, excluding investment earnings, will be paid either:

•	if the reset rate notes are then denominated in U.S. Dollars, on or about the next reset date, to the reset rate noteholders, after any allocations to the Class A-5 Accumulation Account have been made on that reset date; or

•	if the reset rate notes are denominated in a currency other than U.S. Dollars, on or about the next reset date, to the currency swap counterparty, which will in turn pay the applicable currency equivalent of those amounts to the trust, for payment to the reset rate noteholders not later than the second business day following the reset date, after any allocations to the Class A-5 Accumulation Account have been made on that reset date.

Amounts on deposit in the Class A-5 Accumulation Account, exclusive of investment earnings, may be used only to pay principal on the reset rate notes or to the related currency swap counterparty and for no other purpose. Investment earnings on deposit in the Class A-5 Accumulation Account will be transferred on each quarterly distribution date to the Collection Fund and included as part of available funds for that quarterly distribution date.

The Supplemental Interest Fund

In the event that amounts are deposited into the Class A-5 Accumulation Account of the Accumulation Fund because the reset rate notes for a reset period are structured to accumulate principal payments until the next reset date, on each quarterly distribution date the indenture trustee will make deposits from the Collection Fund to the Supplemental Interest Fund. The deposit will equal the amount sufficient to pay either to the reset rate noteholders or to the currency swap counterparty, as applicable, the index rate payments due to the reset rate noteholders or the currency swap counterparty, as applicable, through the next quarterly distribution date at the related LIBOR-based rate on all amounts on deposit in the Class A-5 Accumulation Account of the Accumulation Fund, after giving effect to an assumed rate of investment earnings on the Class A-5 Accumulation Account of the Accumulation Fund. For a further description of the supplemental interest deposit amount for the reset rate notes, see “Description of the Offered Notes—Principal Distributions on the Offered Notes—Allocation of Principal to Accumulation Fund” below. All amounts deposited into the Supplemental Interest Fund on a quarterly distribution date will be transferred to the Collection Fund on the following quarterly distribution date.

The Reserve Fund

Approximately $4,916,602 of the proceeds of the offered notes will be deposited into the Reserve Fund on the closing date. The “specified reserve fund balance” will be the greater of (a) one quarter of one percent (0.25%) of the pool balance and (b) $2,949,961; provided that in no event will the specified reserve fund balance exceed the outstanding principal amount of the offered notes. Amounts in the Reserve Fund may be reduced in connection with the reduction of the outstanding principal balance of the trust student loans. The specified reserve fund balance may be decreased with a rating confirmation. Any amounts in the Reserve Fund in excess of the specified reserve fund balance following such decrease will be deposited in the Collection Fund.

If the market value of securities and cash in the Reserve Fund is on any quarterly distribution date sufficient to pay the remaining principal amount of and interest accrued on the notes and any unpaid issuer derivative payments, the administrator will instruct the indenture trustee to pay those amounts on that quarterly distribution date.

In the event of a collection fund shortfall, an amount equal to such shortfall will be transferred directly from the Reserve Fund, if such deficiency has not been paid from the Capitalized Interest Fund or the Acquisition Fund as described above in “—The Prefunding Account and the Add-On Loan Consolidation Account”, provided, that amounts transferred from the Reserve Fund to the Collection Fund while a subordinate interest trigger event is in effect will not be used to pay interest on the class B notes. To the extent amounts available to pay principal due on a class of notes on the final maturity date for that class are insufficient to pay such principal in full, amounts on deposit in the Reserve Fund will be used to cover such shortfall. To the extent the amount in the Reserve Fund falls below the specified reserve fund balance, the Reserve Fund will be replenished on each quarterly distribution date from funds available in the Collection Fund as described below under “Description of the Offered Notes—Flow of Funds.” A “rating confirmation” is a confirmation from each rating agency then rating any of the notes that a proposed action, failure to act, or other specified event will not, in and of itself, result in a downgrade of any of the ratings then applicable to the notes, or cause any rating agency to suspend, withdraw or qualify the ratings then applicable to the notes.

Currency Fund

If the reset rate notes are denominated in a currency other than U.S. Dollars during any reset period, as is the case in their initial reset period, the indenture trustee will establish and maintain a Currency Fund for such currency for the benefit of the holders of the reset rate notes. Any payments received from a swap counterparty in a currency other than U.S. Dollars will be deposited into the Currency Fund.

Characteristics of the Student Loan Portfolio

The student loans the trust will acquire on the closing date with the proceeds of the sale of the offered notes are consolidation loans originated under the FFELP and are described more fully below under “Characteristics of the Student Loans.” As of March 31, 2006, those student loans had an aggregate outstanding principal balance of $1,272,955,262, which includes accrued interest of $3,106,478 to be capitalized on commencement of repayment. In addition, the weighted average annual interest rate of the student loans was approximately 5.455% and their weighted average remaining term to scheduled maturity was approximately 288 months. Money in the Prefunding Account will be used during the prefunding period to acquire additional student loans and to finance additional trust loans and money in the Add-On Consolidation Loan Account will be used during the add-on consolidation loan period to finance additional trust loans. Any student loans we acquire during the prefunding period or finance during the add-on consolidation loan period will meet certain eligibility requirements as described below under “The Student Loan Operations of Goal Capital Funding Trust 2006-1,” and are expected generally to have the characteristics described below in “Characteristics of the Student Loans.”

Flow of Funds

Servicing fees will be paid to each servicer on each monthly servicing payment date that is not a quarterly distribution date from money available in the Collection Fund. A “monthly servicing payment date” will occur on the 25th day of each month, provided that if the 25th day of a month is not a business day, the monthly servicing payment date for that month will occur on the next business day. In addition, each month money available in the Collection Fund will be used to pay fees and expenses of the trust, including amounts due to the U.S. Department of Education and the guarantee agencies with respect to student loans the trust owns.

On each quarterly distribution date, prior to an event of default, available funds in the Collection Fund will be used to make the following deposits and distributions, as set forth on the accompanying chart:

•	first, to the servicers, the indenture trustee and the Delaware trustee, as applicable, pro rata, to pay servicing and trustees’ fees due to such parties plus prior unpaid servicing and trustees’ fees;

•	second, any amount required to be deposited to the Remarketing Fee Fund;

•	third, to the administrator, the administration fee and any prior unpaid administration fees;

•	fourth, to the class A noteholders (other than the holders of reset rate notes if a currency swap agreement is then in effect) and swap counterparties, pro rata, interest on the class A notes, including any previously accrued and unpaid interest, and to pay amounts due on any derivative product or swap agreement, including any currency swap agreement for the reset rate notes, pari passu with the class A notes including priority termination payments;

•	fifth, to the class B noteholders, provided no subordinate interest trigger event is in effect, interest on the class B notes, including any previously accrued and unpaid interest;

•	sixth, to the class A noteholders, the class A principal distribution amount in the following order:

•	to the class A-1 noteholders until the outstanding principal balance on the class A-1 notes is paid in full;

•	to the class A-2 noteholders until the outstanding principal balance on the class A-2 notes is paid in full;

•	to the class A-3 noteholders until the outstanding principal balance on the class A-3 notes is paid in full;

•	to the class A-4 noteholders until the outstanding principal balance on the class A-4 notes is paid in full;

•	to the class A-5 noteholders until (a) the outstanding principal balance on the class A-5 notes is paid in full or (b) the amounts on deposit in the Accumulation fund are sufficient to reduce the outstanding balance of the class A-5 notes to zero, provided that

•	if the reset rate notes are denominated in U.S. Dollars and are structured not to receive a payment of principal until the end of the related reset period, principal payments will be allocated to the Class A-5 Accumulation Account of the Accumulation Fund until amounts on deposit therein are sufficient to pay the outstanding principal balance of the class A-5 notes in full; or

•	if the reset rate notes are denominated in a currency other than U.S. Dollars (as is the case during the initial reset period), principal payments will be made either to the currency swap counterparty or will be allocated to the Class A-5 Accumulation Account of the Accumulation Fund (if the reset rate notes are structured not to receive a payment of principal until the end of the reset period) until the U.S. Dollar equivalent of the outstanding principal balance of the class A-5 notes has been distributed to the currency swap counterparty or allocated to the Class A-5 Accumulation Account of the Accumulation Fund; and

•	to the class A-6 noteholders until the outstanding principal balance on the class A-6 notes is paid in full;

•	seventh, if applicable, to the Supplemental Interest Fund, any supplemental interest deposit amount;

•	eighth, to the class B noteholders, on and after the stepdown date and provided no subordinate principal trigger event is in effect on such quarterly distribution date, the class B principal distribution amount until the class B notes are paid in full;

•	ninth, to the Reserve Fund, the amount, if any, necessary to restore the Reserve Fund to the specified reserve fund balance;

•	tenth, to any derivative product or swap counterparty, any non-priority termination payments due to such counterparty under the applicable derivative product or swap agreement not payable above;

•	eleventh, to the administrator, as reimbursement for payments made by it in connection with a remarketing pursuant to the remarketing agreement;

•	twelfth, to the class A and class B noteholders, if the student loans are not sold pursuant to the optional purchase or mandatory auction, to pay as accelerated payments of principal to the holders of the notes in the same order and priority as set forth above until the notes are paid in full;

•	thirteenth, if applicable, to the class C noteholders, any remaining amounts until the class C notes are paid in full; and

•	fourteenth, to the depositor, any remaining amounts.

A “subordinate interest trigger event” will occur on any quarterly distribution date on which the product of (a) outstanding principal amount of the class A notes after giving effect to any payments of principal with respect to the offered notes on that quarterly distribution date and (b) 98% exceeds (i) the sum of (A) the pool balance and (B) the sum of the amounts on deposit in the Capitalized Interest Fund and the Reserve Fund minus (ii) the specified reserve fund balance. If a subordinate interest trigger event is in effect on a quarterly distribution date, distributions of interest otherwise payable to class B noteholders will not be paid on that quarterly distribution date; provided, however, that funds in the Capitalized Interest Fund and the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund may be used (in that order) to pay class B interest on that quarterly distribution date to the extent such funds are available after giving effect to priorities first through fourth above, regardless of whether a subordinate interest trigger event is in effect.

COLLECTION FUND

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1st	Servicers and Trustees (pro rata) (Servicing and trustees’ fees)

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2nd	Remarketing Fee Fund (Any amount required to be deposited to the Remarketing Fee Fund)

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3rd	Administrator (Administration fee and any prior unpaid administration fees)

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4th

Class A Noteholders and Swap Counterparties (pro rata)

(Interest on the class A notes, including any previously accrued and unpaid interest, and to pay amounts due on any derivative product or swap agreement pari passu with the class A notes including priority termination payments)

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5th	Class B Noteholders (Provided no subordinate interest trigger event is in effect, interest on the class B notes, including any previously accrued and unpaid interest.)

¯

6th

Class A Noteholders

(The class A principal distribution amount will be allocated to provide for sequential payment of the class A-1 notes through class A-6 notes, in that order, each until paid in full, subject, with respect to the class A-5 notes, to certain amounts being deposited to the Class A-5 Accumulation Account of the Accumulation Fund or paid to a currency swap counterparty, as applicable)

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7th	Supplemental Interest Fund (if applicable) (Any supplemental interest deposit amount)

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8th

Class B Noteholders

(On and after the stepdown date, and provided no subordinate principal trigger event is in effect, the class B principal distribution amount until the class B notes are paid in full)

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9th	Reserve Fund (Amounts necessary to restore the Reserve Fund to the specified reserve fund balance)

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10th	Derivative Product or Swap Counterparties (Any non-priority termination payments)

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11th	Administrator (To reimburse it for expenses paid in connection with a remarketing pursuant to the Remarketing Agreement)

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12th

Class A Noteholders and Class B Noteholders

(If the student loans are not sold pursuant to the optional purchase or mandatory auction, to pay as accelerated payments of principal to the noteholders in the same order and priority as above until the notes are paid in full)

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13th	Class C Noteholders (if applicable) (Any remaining amount until class C notes are paid in full)

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14th	Depositor (Any remaining amount)

Flow of Funds After Events of Default

Following the occurrence of an event of default that results in an acceleration of the maturity of the offered notes, no distributions of principal or interest will be made with respect to the class B notes until payment in full of principal and interest on the class A notes. Payments of principal on the class A notes will be made pro rata to the class A noteholders, without preference or priority of any kind, until the class A notes are repaid in full. See “Summary of the Indenture Provisions—Remedies on Default” in the accompanying prospectus.

Credit Enhancement

Credit enhancement for the offered notes will include cash on deposit in the Reserve Fund and the Capitalized Interest Fund, as described above under the captions “—Description of the Trust—Reserve Fund” and “—Description of the Trust—Capitalized Interest Fund”, and, for the class A notes, the subordination of the class B notes, as described under the caption “Description of the Offered Notes—Flow of Funds”.

Servicing

Great Lakes Educational Loan Services, Inc. (“GLELSI”) and ACS Education Services, Inc. (“ACS”) will act as servicers for the student loans held by the trust. Pursuant to servicing agreements with the trust, GLELSI and ACS will each agree to assume responsibility for servicing and making collections on certain of the trust’s student loans. In the event that a student loan is denied the benefit of a guarantee due to a servicing error, GLELSI or ACS, as appropriate, will reimburse the trust for principal and interest due on the affected loan. Servicing fees will include per-borrower servicing fees as well as other discrete servicing fees. Servicing fees are not expected to exceed 0.30% per annum of the outstanding principal balance of the trust’s student loans. See “The Student Loan Operations of Goal Capital Funding Trust 2006-1 —Servicing of the Student Loans” and “—Fees and Expenses” in this prospectus supplement. Servicing fees will be paid from monies on deposit in the Collection Fund. See “Description of the Offered Notes—Flow of Funds” in this prospectus supplement.

Administrator

Goal Financial, LLC will act as the trust’s administrator pursuant to an administration agreement dated as of the closing date. The administrator will receive an administration fee of 0.05% of the outstanding principal amount of the trust’s student loans per annum, which will be payable on a quarterly basis. See “The Student Loan Operations of Goal Capital Funding Trust 2006-1-The Administration Agreement” and “—Fees and Expenses” in this prospectus supplement. The administration fee will be paid from monies on deposit in the Collection Fund. See “Description of the Offered Notes—Flow of Funds” in this prospectus supplement.

Optional Purchase

The sponsor or its assignee may, but is not required to, purchase the remaining student loans in the trust when the pool balance is 10% or less of the initial pool balance. If this purchase option is exercised, the student loans will be sold to the sponsor or its assignee and the proceeds will be used on the corresponding quarterly distribution date to repay outstanding notes, which will result in early retirement of the offered notes.

If the sponsor or its assignee exercises its purchase option, the purchase price will equal the amount required to prepay in full, including all accrued interest, the remaining student loans held by the trust, but not less than a prescribed minimum purchase price. The prescribed minimum purchase price is the amount that, when combined with amounts on deposit in the funds and accounts held under the indenture, would be sufficient to:

•	reduce the outstanding principal amount of each class of offered notes then outstanding on the related quarterly distribution date to zero;

•	pay to the noteholders the interest payable on the related quarterly distribution date;

•	pay any unpaid servicing fees, administration fees and trustees’ fees; and

•	pay any amounts due on any derivative product agreement.

Mandatory Auction

If any offered notes are outstanding and the sponsor or its assignee does not notify the indenture trustee of its intention to exercise its right to purchase student loans in the trust when the pool balance is 10% or less of the initial pool balance, an amount of the loans sufficient to redeem the outstanding notes will be offered for sale by the indenture trustee on or before the next succeeding quarterly distribution date. The sponsor or one or more of its designated affiliates and unrelated third parties may offer to purchase the trust’s student loans in the auction. The proceeds of any auction sale will be used to retire any outstanding notes.

The indenture trustee will solicit and resolicit new bids from all participating bidders until only one bid remains or the remaining bidders decline to resubmit bids. The indenture trustee will accept the highest bid remaining if it equals or exceeds both the minimum purchase price described above and the fair market value of the student loans remaining in the trust estate. If the highest bid after the solicitation process does not equal or exceed both the minimum purchase price described above and the fair market value of the student loans remaining in the trust estate, the indenture trustee will not complete the sale. If the sale is not completed, the indenture trustee may, but will not be obligated to, solicit bids for the sale of the trust’s student loans with respect to future quarterly distribution dates using procedures similar to those described above. If the administrator requests it to do so, the indenture trustee will be obligated to make such solicitations. The indenture trustee may or may not succeed in soliciting acceptable bids for the trust’s student loans either on the auction date or subsequently.

If the trust’s student loans are not sold as described above, on each subsequent quarterly distribution date, all amounts on deposit in the Collection Fund after giving effect to all withdrawals, except withdrawals payable to any class C noteholder and the depositor, will be distributed as accelerated payments of principal on the offered notes, until they have been paid in full.

Book-Entry Registration

The offered notes (other than the class A-5 notes during their initial reset period) will be available only in book-entry form through The Depository Trust Company, Clearstream, Luxembourg and Euroclear. The class A-5 notes will be issued in book-entry form and will be held by a common depositary for the

European clearing systems that will be settled and clearable only through Clearstream, Luxembourg and Euroclear during the initial reset period. Noteholders will not receive certificates representing the offered notes except in very limited circumstances.

Federal Income Tax Consequences

Mayer, Brown, Rowe & Maw LLP will deliver an opinion that for federal income tax purposes, the offered notes will be treated as indebtedness and that the trust will not be characterized as an association or publicly traded partnership taxable as a corporation each for federal tax purposes. You will be required to include in your income the interest on the offered notes as paid or accrued in accordance with your regular accounting method and the provisions of the Internal Revenue Code. See “Material Federal Income Tax Consequences” in the prospectus.

ERISA Considerations

The offered notes are eligible for purchase by employee benefit plans and other retirement accounts, subject to those considerations discussed under “ERISA Considerations” in this prospectus supplement and in the accompanying prospectus.

You should refer to “ERISA Considerations” in this prospectus supplement and in the accompanying prospectus. If you are a benefit plan fiduciary considering purchase of the offered notes you are, among other things, encouraged to consult with your counsel in determining whether all required conditions have been satisfied.

Rating of the Offered Notes

We anticipate that the class A notes will be rated in the highest long-term investment category by at least two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch, Inc. and the class B notes will be rated in one of the three highest long-term investment categories by at least two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch, Inc.

Listing Information

Application will be made for the offered notes to be admitted to the official list of the Irish Stock Exchange subject to the Irish Stock Exchange listing rules and the prospectus rules of the Irish Financial Services Regulatory Authority and to be admitted to trading on the Irish Stock Exchange. There can be no assurance that such listing will be obtained. You may consult with the Irish listing agent to determine the status of the offered notes.

CUSIP/ISIN/Common Codes

The Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, International Securities Identification Numbers (“ISIN”), and European Common Codes assigned to the offered notes will be as follows:

Class	CUSIP	ISIN	Common Code
A-1	38021B AA 8	US38021BAA89	025502051
A-2	38021B AB 6	US38021BAB62	025502060
A-3	38021B AC 4	US38021BAC46	025502078
A-4	38021B AD 2	US38021BAD29	025502086
A-5	N/A	XS0255777103	025577710
A-6	38021B AF 7	US38021BAF76	025502094
B	38021B AG 5	US38021BAG59	025502116

RISK FACTORS

The discussion under the heading “Risk Factors” in the prospectus describes the risks associated with your investment in the offered notes. In addition, you should consider the following factors:

The assets pledged to the trust estate may not be sufficient to pay the offered notes.	Upon the issuance of the notes, the aggregate principal balance of the student loans and the other assets pledged as collateral for the notes and held in the trust estate will be less than the aggregate principal balance of the offered notes. As a result, if an event of default should occur under the indenture requiring repayment of all of the notes, the amount due on the offered notes may exceed the assets held in the trust estate. If this were to occur, the holders of the offered notes, and in particular holders of the class B notes, may not be repaid in full.

A high rate of prepayments may adversely affect repayment of the offered notes.	The aggregate principal balance and accrued interest of the student loans expected to be pledged to the trust estate on the closing date, together with amounts on deposit in the Acquisition Fund, the Capitalized Interest Fund and the Reserve Fund, will be approximately 98.0% of the aggregate principal amount of the offered notes. Noteholders must rely primarily on interest payments on the student loans held in the trust estate to reduce the aggregate principal amount of the offered notes to the principal balance of the student loans. The holders of the offered notes, especially class B noteholders, could be adversely affected by a high rate of prepayments, which would reduce the amount of interest available for this purpose. The principal balance of the student loans on which interest will be collected will be less than the principal amount of the offered notes for some period.

Subordination of the class B notes and payment priorities may result in a greater risk of loss.

Payments of interest on the class B notes are subordinated in priority of payment to payments of interest on class A notes and to payments due to counterparties under derivative product agreements (other than certain termination payments). Similarly, payments of principal on the class B notes are subordinated to payments of interest and principal on the class A notes. Principal on the class B notes will not begin to be paid until the stepdown date. Moreover, the class B notes will not receive any payments of principal on or after the stepdown date if a subordinate principal trigger event is in effect on any quarterly distribution date until the class A notes have been paid in full. Thus, investors in the class B notes will bear a greater risk of loss than the holders of class A notes. Investors in the class B notes will also bear the risk of any adverse changes in the anticipated yield and weighted average life of their notes resulting from any variability in payments of principal or interest on the class B notes.

Class B notes are subordinated to class A notes as to the direction of remedies upon an event of default. In addition, as long as the class A notes are outstanding, the failure to pay interest or principal on the class B notes will not constitute an event of default under the indenture. Consequently, holders of the class B notes may bear a greater risk of losses or delays in payment.

Notes within a class may receive payments of principal after other notes in the same class. For example, the class A-1 notes may receive principal payments before class A-2 notes, class A-3 notes, class A-4 notes, class A-5 notes and class A-6 notes. Consequently, holders of certain notes within a class, particularly holders of class A notes with longer maturities, may bear a greater risk of loss.

Potential purchasers of the offered notes should consider the priority of payment of each class of offered notes before making an investment decision.

Changes to the Higher Education Act may adversely affect your notes.

The Higher Education Act and other relevant federal or state laws may be amended or modified in the future. The Higher Education Act is currently subject to periodic reauthorization. The President signed the Deficit Reduction Act of 2005 into law on February 8, 2006, which extended the Department of Education’s authority to provide interest subsidies and federal insurance for loans originated under the Higher Education Act through September 30, 2012. The act made certain other changes to the FFELP, including, but not limited to:

•      reducing student loan insurance from 98% to 97% for loans for which the first disbursement is made on or after July 1, 2006;

•      providing that student loans serviced by servicers designated for exceptional performance shall receive 99% insurance coverage; and

•      providing for the payment by lenders to the Department of Education of any interest paid by borrowers on student loans first disbursed on or after April 1, 2006 that exceeds the special allowance support level applicable to such loans.

We cannot predict whether further changes will be made to the Higher Education Act in future legislation or the effect of such legislation on the trust’s student loan program.

The United States military build-up may result in delayed payments from borrowers called to active military service.

The recent build-up of the United States military has increased the number of citizens who are in active military service. The Servicemembers Civil Relief Act limits the ability of a lender under the Federal Family Education Loan Program to take legal action against a borrower during the borrower’s period of active duty and, in some cases, during an additional three month period thereafter.

It is not known how many student loans have been or may be affected by the application of the Servicemembers Civil Relief Act. Payments on student loans acquired by the trust may be delayed as a result of these requirements, which may reduce the funds available to the trust to pay principal and interest on the offered notes.

Higher Education Relief Opportunities for Students Act of 2003 may result in delayed payments from borrowers.

The Higher Education Relief Opportunities for Students Act of 2003

(“HEROS Act of 2003”), signed by the President on August 18, 2003, authorizes the Secretary of Education, during the period ending September 30, 2007, to waive or modify any statutory or regulatory provisions applicable to student financial aid programs under Title IV of the Higher Education Act as the Secretary deems necessary for the benefit of “affected individuals” who:

•      are serving on active military duty or performing qualifying national guard duty during a war or other military operation or national emergency;

•      reside or are employed in an area that is declared by any federal, state or local office to be a disaster area in connection with a national emergency; or

•      suffered direct economic hardship as a direct result of war or other military operation or national emergency, as determined by the Secretary.

The Secretary is authorized to waive or modify any provision of the Higher Education Act to ensure that:

•      such recipients of student financial assistance are not placed in a worse financial position in relation to that assistance;

•      administrative requirements in relation to that assistance are minimized;

•      calculations used to determine need for such assistance accurately reflect the financial condition of such individuals;

•      to provide for amended calculations of overpayment; and

•      institutions of higher education, eligible lenders, guaranty agencies and other entities participating in such student financial aid programs that are located in, or whose operations are directly affected by, areas that are declared to be disaster areas by any federal, state or local official in connection with a national emergency may be temporarily relieved from requirements that are rendered infeasible or unreasonable.

The number and aggregate principal balance of student loans that may be affected by the application of the HEROS Act of 2003 is not known at this time. Accordingly, payments we receive on student loans made to a borrower who qualifies for such relief may be subject to certain limitations. If a substantial number of borrowers become eligible for the relief provided under the HEROS Act of 2003, there could be an adverse effect on the total collections on the trust’s student loans and our ability to pay principal and interest on the offered notes.

The trust may not be able to use all of the note proceeds to purchase student loans.	Approximately 14.5% of the proceeds from the sale of the offered notes will be deposited in the Prefunding Account of the Acquisition Fund to be used to purchase student loans within 36 days of the date of issuance of the notes and in the Add-On Consolidation Loan Account of the Acquisition Fund to be used to purchase student loans within 220 days of the date of issuance of the notes. In the interim, we plan to purchase short-term, liquid investments with those funds. The securities purchased, however, may earn less interest than is due on the offered notes. In addition, we may be unable to purchase additional student loans during the prefunding period or the add-on consolidation loan period. If we are unable to acquire additional student loans, any proceeds remaining in the Prefunding Account or the Add-On Consolidation Loan Account of the Acquisition Fund will be transferred to the Collection Fund for use in making principal payments on or redeeming offered notes.

The acquisition of additional student loans after the closing date may change the characteristics of the pool of student loans from that which is described in this prospectus supplement.	Money held in the Prefunding Account of the Acquisition Fund will be used to purchase additional student loans within 36 days of the date of issuance of the notes and money held in the Add-On Consolidation Loan Account of the Acquisition Fund will be used to purchase additional student loans within 220 days of the date of issuance of the notes. The student loans so acquired may cause the characteristics of the pool of student loans held by the trust to differ significantly from the characteristics described in this prospectus supplement. The characteristics that may differ include the composition of the student loans, changes in the relative concentration of the guarantee agencies guaranteeing the student loans, the distribution by loan type, the distribution by interest rate, the distribution by principal balance, the distribution by disbursement date (and corresponding guarantee rate) and the distribution by remaining terms. You should consider potential variances when making your investment decision concerning the offered notes. See “Characteristics of the Student Loans” in this prospectus supplement.

The offered notes may have basis risk which could affect payment of principal and interest on the offered notes.	There is a degree of basis risk associated with the offered notes. Basis risk is the risk that shortfalls might occur because the interest rates of the student loans and those of the offered notes adjust on the basis of different indexes. If a shortfall were to occur, payment of principal or interest on the offered notes could be adversely affected.

Different rates of change in interest rate indexes may affect our cash flow.	The interest rates on the offered notes may fluctuate from one interest period to another in response to changes in the specified index rates. The student loans that will be financed with the proceeds from the sale of the offered notes bear interest at fixed rates. In addition, the student loans may be entitled to receive special allowance payments from the Department of Education based on a three-month commercial paper rate. See “Description of the Federal Family Education Loan Program” in the accompanying prospectus. If there is a decline in the rates payable on student loans held in the trust estate, the amount of funds representing interest deposited into the Collection Fund may be reduced. If the interest rates payable on offered notes the trust issues do not decline in a similar manner and time, the trust may not have sufficient funds to pay interest on the offered notes when due. Even if there is a similar reduction in the rates applicable to the offered notes, there may not necessarily be a reduction in the other amounts required to be paid out of the trust, such as administrative expenses, causing interest payments to be deferred to future periods. Similarly, if there is a rapid increase in the interest rates payable on the offered notes without a corresponding increase in rates payable on the student loans, the trust may not have sufficient funds to pay interest on the offered notes when due. Sufficient funds may not be available in future periods to make up for any shortfalls in the current payments of interest on the offered notes or expenses of the trust estate.

In the event of an early termination of a swap agreement due to certain termination events, the trust may be required to make a large termination payment to the swap counterparty.	For any reset period when the reset rate notes bear a fixed rate of interest or are based on an index other than LIBOR, the trust may be required to enter into one or more interest rate swap agreements to hedge basis risk. Similarly, if at any time the reset rate notes are denominated in a currency other than U.S. dollars the trust may be required to enter into one or more currency swap agreements to hedge against currency risk. In addition, if the remarketing agents, in consultation with the administrator, determine that it would be in the best interests of the trust based on then-current market conditions, or if otherwise required to satisfy the rating agency condition, the trust will enter into additional interest rate or currency swap agreements. If a termination event occurs under any of these swap agreements and the trust owes a swap counterparty a large termination payment that is required to be paid pro rata with interest due on the class A notes, the trust may not have sufficient funds on that or future distribution dates to make required payments of interest or principal, and the holders of all classes of offered notes may suffer a loss.

Your notes will have greater risk if a currency swap agreement terminates.

For any reset period where the reset rate notes are denominated in a currency other than U.S. dollars, the trust may be required to enter into one or more currency swap agreements to hedge against currency exchange risks.

Upon an early termination of a currency swap agreement, the trust may be unable to enter into a substitute swap agreement with similar currency exchange terms. As a result, we cannot assure you that the amount of credit enhancement will be sufficient to cover the currency risk associated with the reset rate notes if they are denominated in a currency other than U.S. Dollars.

If any currency swap counterparty fails to perform its obligations or if the related swap agreement is terminated, the trust will have to exchange U.S. Dollars for the applicable foreign currency at an exchange rate that may not provide sufficient amounts to make payments of principal and interest to all of the offered notes in full, including as a result of the inability to exchange U.S. Dollar amounts then on deposit in the Collection Fund or the Class A-5 Accumulation Account of the Accumulation Fund for the applicable currency. Moreover, there can be no assurance that the spread between LIBOR and any applicable foreign currency index will not widen. As a result, if any of these swap agreements are terminated and the trust is not able to enter into a substitute swap agreement, all of the offered notes will bear the resulting currency risk and basis risk.

In addition, if a payment is due to the trust under any of these swap agreements and the related swap counterparty defaults on such payment, the amount of funds available may be reduced, and the trust’s ability to pay principal and interest on all of the offered notes may be reduced.

If a currency swap agreement terminates, additional interest will not be paid.	Each currency swap agreement, including any initial currency swap agreement, will provide for the payment to the reset rate noteholders of up to two business days of interest at the applicable rate resulting from a possible delay in the payment of principal and remarketing proceeds on a reset date through Euroclear and Clearstream. If a currency swap agreement is terminated, you will not receive interest for those additional days.

Your notes will have greater basis risk if an interest rate swap agreement terminates.	If on any quarterly distribution date a payment is due to the trust under an interest rate swap agreement, but the related swap counterparty defaults and the administrator is unable to arrange for a replacement swap agreement, holders of the offered notes will remain entitled to the established rate of interest and principal, even though the related swap agreement has terminated.

If this occurs, amounts available to make payments on the related notes will be reduced to the extent the interest rates on those notes exceed the rates that the trust would have been required to pay to the swap counterparty under the terminated interest rate swap agreement. In this event, the trust may not have sufficient available funds on that or future distribution dates to make required payments of interest or principal to all classes of offered notes and you may suffer a loss.

Even if you do not receive timely notices, you will be deemed to have tendered your reset rate notes.	Holders of beneficial interests in the reset rate notes may not receive timely notifications of the reset terms for any reset date due to procedures used by the clearing agencies and financial intermediaries. Even though you do not receive a copy of the notice delivered on a remarketing terms determination date, you will be deemed to have tendered your reset rate notes unless the remarketing agents have received a hold notice, if applicable, prior to the related notice date.

If a failed remarketing is declared, you will be required to rely on a sale through the secondary market if you wish to sell your reset rate notes.	On any reset date, if a failed remarketing is declared, your reset rate notes will not be sold even if you attempted or were required to tender them for remarketing. In this event, you will be required to rely on a sale through the secondary market. There can be no assurances that any secondary market will exist at that time.

If a failed remarketing is declared, the failed remarketing rate you will receive may be less than the then-prevailing market rate of interest.	If a failed remarketing is declared, your reset rate notes will become subject to the failed remarketing rate. If the reset rate notes are denominated in U.S. Dollars, you will receive interest until the next reset date at a failed remarketing rate of three-month LIBOR plus 0.75%. If the reset rate notes are denominated in a currency other than U.S. Dollars, you will receive interest until the next reset date at the failed remarketing rate established on the related spread determination date, which will be three-month EURIBOR plus 0.55% on the initial reset date, and a floating rate of interest thereafter. A failed remarketing rate may differ significantly from the rate of interest you received during any previous reset period. We cannot assure you that the failed remarketing rate will always be at least as high as the then-prevailing market rate of interest for similar securities, and your yield may be lower than you could have achieved investing in other securities.

If investments in the Accumulation Fund do not perform as anticipated, your notes may be downgraded or you may suffer a loss.

During any reset period when the reset rate notes are structured not to receive a payment of principal until the end of that reset period, the administrator, on behalf of the trust, will invest any funds on deposit in the Accumulation Fund in eligible investments that satisfy the applicable minimum rating requirements set by the rating agencies and have an expected maturity at least one business day before the next reset date.

There can be no assurance that these investments will not default or that they will always retain their initial rating. Any downgrade in these investments will also likely reduce the market value of these investments. In this event, if the administrator were to cause the trust to sell these investments prior to their maturity, whether to minimize potential future losses or for any other reason, or if the indenture trustee were to liquidate these investments following an event of default and an acceleration of your notes, you may suffer a loss. We cannot assure you that these investments will pay interest and principal at the rates, at the times or in the full amounts owed. As a result, it is possible that you could suffer a loss on your investment.

In the event that money is deposited into the Supplemental Interest Fund, principal payments to class B noteholders may be delayed or class B noteholders may suffer a loss.	On and after the stepdown date and provided no subordinate principal trigger event is then in effect, the class B notes will be entitled to allocations of principal. However, if amounts on deposit in the Accumulation Fund during any reset period become sufficiently large, it is possible that required deposits into the related Supplemental Interest Fund may result in a shortage of available funds, and principal would not be paid to the class B noteholders on that or succeeding quarterly distribution dates until there are sufficient available funds.

You may have difficulty selling your notes.	Application will be made for the offered notes to be admitted to the official list of the Irish Stock Exchange subject to the Irish Stock Exchange listing rules and the prospectus rules of the Irish Financial Services Regulatory Authority and to be admitted to trading on the Irish Stock Exchange. There can be no assurance that this listing will be obtained. If the offered notes are not listed on a securities exchange and you want to sell your notes, you will have to locate a purchaser that is willing to purchase them. The underwriters intend to make a secondary market for the offered notes and may do so by offering to buy the offered notes from investors that wish to sell. However, the underwriters will not be obligated to make offers to buy the offered notes and may stop making offers at any time. In addition, the prices offered, if any, may not reflect prices that other potential purchasers would be willing to pay, were they to be given the opportunity. There have been times in the past where there have been very few buyers of asset-backed securities, and there may again be such a time in the future. As a result, you may not be able to sell your notes when you want to or you may not be able to obtain the price that you wish to receive.

GOAL CAPITAL FUNDING TRUST 2006-1

GENERAL

Goal Capital Funding Trust 2006-1 is a Delaware statutory trust formed by Goal Capital Funding, LLC pursuant to a trust agreement by and between Goal Capital Funding, LLC, as depositor and initial certificate holder, and Wilmington Trust Company, as Delaware trustee, for the transactions described in this prospectus supplement. The assets of the trust will include student loans acquired with the proceeds of the notes offered pursuant to this prospectus supplement, investments that are pledged to the indenture trustee, the payments received on those student loans and investments and any payments the trust has received under any derivative product agreements. The trust was created for the purpose of facilitating the financing of student loans and other financial assets, and to engage in activity in connection therewith. The trust’s activities will include:

•	acquiring and holding the student loans and the other assets of the trust;

•	issuing the notes; and

•	other activities related to the activities listed above.

See “Formation of the Trusts—The Trusts” in the prospectus.

Goal Capital Funding, LLC will hold all of the equity interests in the trust. The mailing address for Goal Capital Funding, LLC, is 9477 Waples Street, Suite 100, San Diego, California 92121 and its telephone number is (858) 869-1538. The trust’s fiscal year ends on December 31st.

The notes will be secured by the trust’s assets. The Collection Fund, the Capitalized Interest Fund, the Acquisition Fund, the Accumulation Fund, the Supplemental Interest Fund, any Currency Fund, any Collateral Fund and the Reserve Fund will be maintained in the name of the indenture trustee for the benefit of the noteholders. The Remarketing Fee Fund will be maintained in the name of the indenture trustee for the benefit of the remarketing agents and the noteholders.

CAPITALIZATION

As of the closing date, the capitalization of the trust after giving effect to the issuance of the notes and before deducting expenses of the offering will be as follows:

Class A-1 Notes	$408,651,000
Class A-2 Notes	$277,373,000
Class A-3 Notes	$352,501,000
Class A-4 Notes	$234,320,000
Class A-5 Remarketable
Reset Rate Notes	$448,560,000	*
Class A-6 Notes	$225,000,000
Class B Notes	$70,595,000
Equity	$1

Total	$2,017,000,001

*	Using an exchange rate of €1.00=$1.2816

ELIGIBLE LENDER TRUSTEE

The eligible lender trustee is The Bank of New York, a New York banking corporation with offices located at 10161 Centurion Parkway, 2nd Floor, Jacksonville, Florida 32256.

The Bank of New York has been, and currently is, serving as indenture trustee and eligible lender trustee for numerous securitization transactions and programs involving pools of student loans. The Bank of New York is one of the largest corporate trust providers of trust services in securitization transactions.

On the closing date, the eligible lender trustee will enter into an eligible lender trust agreement with the trust, and, pursuant to the agreement, will acquire on behalf of the trust legal title to all student loans to be held in the trust. The eligible lender trustee, on behalf of the trust, will enter into a separate guarantee agreement with each of the guarantee agencies described in this prospectus supplement with respect to the student loans held in the trust. The eligible lender trustee qualifies as an eligible lender and the holder of the trust’s student loans for all purposes under the Higher Education Act and the guarantee agreements.

The duties of the eligible lender trustee in connection with the issuance and sale of the offered notes will consist of discharging the obligations set forth in the agreements to which it is a party, including the eligible lender trust agreement. The eligible lender trustee will not be liable in its individual capacity for any action or inaction under the eligible lender trust agreement that was not the result of its own negligence or willful misconduct. The eligible lender trustee will be entitled to be indemnified by the trust for any loss, liability or expense (including the costs and expenses of defending itself against any claim related to its performance under the eligible lender trust agreement) incurred by it in connection with the performance of its duties under the eligible lender trust agreement except for any loss, liability or expense caused by the eligible lender trustee’s negligence or bad faith.

The eligible lender trustee may resign at any time by giving written notice to the trust. The trust may also remove the eligible lender trustee at any time upon payment to the eligible lender trustee of all money then due it under the eligible lender trust agreement. Such resignation or removal of the eligible lender trustee and appointment of a successor will generally become effective only when a successor accepts its appointment.

THE ELIGIBLE LENDER TRUSTEE IS ACTING AS “ELIGIBLE LENDER” WITH RESPECT TO THE STUDENT LOANS AS AN ACCOMMODATION TO THE TRUST AND NOT FOR THE BENEFIT OF ANY OTHER PARTY. NOTWITHSTANDING ANY RESPONSIBILITY THAT THE ELIGIBLE LENDER TRUSTEE MAY HAVE TO THE SECRETARY OF EDUCATION OR ANY GUARANTEE AGENCY UNDER THE HIGHER EDUCATION ACT, THE ELIGIBLE LENDER TRUSTEE WILL NOT HAVE ANY RESPONSIBILITY FOR THE TRUST’S ACTION OR INACTION, OR ANY ACTION OR INACTION OF THE INDENTURE TRUSTEE OR ANY OTHER PARTY IN CONNECTION WITH THE STUDENT LOANS AND THE DOCUMENTS, AGREEMENTS, UNDERSTANDINGS AND ARRANGEMENTS RELATING TO THE STUDENT LOANS.

THE STUDENT LOAN OPERATIONS OF GOAL CAPITAL FUNDING TRUST 2006-1

The trust will use the proceeds from the sale of the offered notes to purchase student loans, to make deposits to the Acquisition Fund, including the Prefunding Account and the Add-On Consolidation Loan Account, the Capitalized Interest Fund and the Reserve Fund and to purchase any required derivative product or swap agreements. The depositor (through its eligible lender trustee) will first acquire student loans and will direct that the student loans be sold and transferred to the trust. The eligible lender trustee for the trust, on behalf of the trust, will acquire the student loans from the depositor pursuant to a loan purchase agreement among the trust, the eligible lender trustee and the depositor. The depositor will use the proceeds the trust pays to the depositor to acquire the student loans from affiliates of the sponsor pursuant to loan purchase agreements. See “Formation of the Trusts—Acquisition of Student Loans” in the prospectus.

The student loans we expect to acquire on the closing date and during the prefunding period and the add-on consolidation loan period are expected to be consolidation loans that will (a) be insured as to principal and interest by the Department of Education or guaranteed as to principal and interest by a guarantee agency under a guarantee agreement and the guarantee agency is reinsured by the Department of Education in accordance with the Higher Education Act, and (b) comply with the Higher Education Act and other applicable law. Additionally, delinquent loans will not constitute more than 20%, as measured by dollar volume, of the pool of student loans acquired by the trust.

SERVICING OF STUDENT LOANS

On the closing date, the trust will enter into servicing agreements with Great Lakes Educational Loan Services, Inc. (“GLELSI”) and ACS Education Services, Inc. (“ACS”) under which GLELSI and ACS, as servicers, will agree to service the trust’s student loans. We expect that substantially all of the student loans we acquire with proceeds of the offered notes will be serviced by GLELSI, with a small portion serviced by ACS. The percentage of the trust’s student loans that each servicer is expected to service is described below in “Characteristics of the Student Loans.” The trust will cause the indenture trustee to pay from the Collection Fund servicing fees to the servicers. See “Fees and Expenses” below.

The servicers will be responsible for reporting all pertinent information to the Department of Education in the manner required by regulations of the Department of Education.

The Higher Education Act, the rules and regulations of the guarantee agencies and the indenture require due diligence in the servicing and collection of student loans and the use of collection practices intended by Congress and the Department of Education to be no less extensive and forceful than those generally in use among financial institutions with respect to other consumer debt. The procedural due diligence requirements mandated by Congress and the Department of Education are substantively different from traditional consumer debt servicing.

PAYMENTS ON STUDENT LOANS

Payments received on a trust’s student loans generally will be deposited into a lockbox account at an insured depository institution in the name of the applicable servicer each business day. Payments received on the trust’s student loans will not be segregated from payments received on other student loans serviced by such servicer. Payments received on account of the trust’s student loans will generally be transferred to the indenture trustee for deposit into the Collection Fund no less frequently than on a weekly basis; however, payments are typically transferred more often than weekly. Prior to the transfer of such funds to the indenture trustee, the servicers may invest those funds for its own account.

SERVICER COMPLIANCE

Each servicer will agree to deliver to the trust and the indenture trustee an annual compliance report and a certificate signed by an authorized officer of such servicer stating that, to the officer’s knowledge, the servicer has fulfilled its obligations in all material respects under its applicable servicing agreement. If there has been a material default, the certificate will describe that default.

Each servicer will agree to notify the indenture trustee and the eligible lender trustee of defaults under its applicable servicing agreement. The compliance report will include, to the extent applicable for a particular servicer, assessments of compliance regarding:

•	general servicing considerations;

•	cash collection and administration;

•	investor remittances and reporting; and

•	administration of the student loan assets in the pool.

Each servicer will agree to engage a firm of independent public accountants to furnish to the trust and the indenture trustee an annual report attesting to an assertion by the servicer as to such servicer’s compliance with certain minimum servicing standards.

These reports and certificates will be attached as exhibits to the trust’s annual report filed with the SEC on Form 10-K. You may obtain copies of these reports and certificate by sending a written request to the administrator.

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

General. GLELSI acts as a loan servicing agent for the trust. GLELSI is a wholly owned subsidiary of Great Lakes Higher Education Corporation (“GLHEC”), a Wisconsin nonstock, nonprofit corporation and is an affiliate of Great Lakes Higher Education Guaranty Corporation. See “Information Relating to the Guarantee Agencies—Great Lakes Higher Education Guaranty Corporation” below. The primary operations center for GLHEC and its affiliates (including GLELSI) is in Madison, Wisconsin, which includes the data processing center and operational staff offices for both guarantee support services provided by GLELSI to GLHEC and affiliates and third-party guaranty agencies and lender servicing and origination functions. GLHEC and affiliates also maintain regional offices in Columbus, Ohio and St. Paul, Minnesota and customer support staff located nationally.

In 1977, GLHEC (formerly known as Wisconsin Higher Education Corporation) established the Lender Servicing Program to encourage private lenders to participate in the FFELP. In 1985, GLHEC added loan origination services for lenders. In 1995, GLHEC began originating and servicing private Alternative loans for lenders. In 1996, GLELSI was formed as a loan servicing subsidiary corporation of GLHEC.

In June 2004, GLELSI received the Exceptional Performer designation from the U.S. Department of Education (the “Department”). As a result, lenders serviced by GLELSI are eligible to receive the maximum reimbursement on all claims submitted for insurance. Lenders risk sharing exposure is reduced as long as GLELSI retains the Exceptional Performer designation. GLELSI could lose its Exceptional Performer designation as a result of a variety of factors, including changes to the Higher Education Act. GLELSI could also lose Exceptional Performer status if subsequent audits fail to meet the Department’s standards.

In March 2005, Moody’s Investors Service assigned its highest servicer quality (SQ) rating of SQ1 to GLELSI as a servicer of FFELP student loans. Moody’s SQ ratings represent its view of a servicer’s ability to prevent or mitigate losses across changing markets. Moody’s rating incorporates an assessment of performance measurements including delinquency transition rates, cure rates and claim reject rates – all valuable indicators of a servicer’s ability to get maximum returns from student loan portfolios.

As of February 28, 2006, GLELSI serviced 1,863,699 student and parental accounts with an outstanding balance of $28.5 billion for over 1,200 lenders nationwide. As of February 28, 2006, 63% of the portfolio serviced by GLELSI was in repayment status, 5% was in grace status and the remaining 32% was in interim status. GLELSI will provide a copy of GLHEC’s most recent consolidated financial statements on receipt of a written request directed to 2401 International Lane, Madison, Wisconsin 53704, Attention: Chief Financial Officer.

The total number of serviced accounts has grown by an annual average of 10.3% over the past ten years and 12.6% over the past five years. The number of FFELP accounts has grown by an annual average of 8.9% over the past ten years and 11.4% over the past five years. The number of private Alternative loan accounts has grown by an annual average of 63.9% over the past ten years and 24.7% over the past five years.

The GLELSI servicing agreement. The GLELSI servicing agreement will continue until terminated according to its terms. The GLELSI servicing agreement may be terminated by either the trust or GLELSI at the end of any calendar quarter by advance written notice to the other party. GLELSI may assign its rights under the GLELSI servicing agreement only to an affiliate to which its FFELP lender servicing program is transferred in whole or substantial part; provided, however, that a rating confirmation must be obtained if the trust enters into a servicing agreement with a servicer other than GLELSI or ACS. A “rating confirmation” is a confirmation from each rating agency then rating any of the notes that a proposed action, failure to act, or other specified event will not, in and of itself, result in a downgrade of any of the ratings then applicable to the notes, or cause any rating agency to suspend, withdraw or qualify the ratings then applicable to the notes.

Under the GLELSI servicing agreement, GLELSI agrees to service all student loans in the trust for which it is responsible in accordance with the Higher Education Act, the rules and regulations of the guarantee agencies and standards and practices that are customary for the servicing of FFELP loans. In accordance with such customary servicing standards and practices but subject to the express terms of the GLELSI servicing agreement, GLELSI will perform (among others) the following duties:

•	service the trust’s student loans in such a manner so as to maintain the guarantee in full force at all times;

•	prepare and mail directly to the borrower all required statements, notices, disclosures and demands;

•	retain records of contacts, follow-ups, collection efforts and correspondence regarding each student loan;

•	provide accounting for all transactions related to individual student loans;

•	process all deferments and forbearances;

•	process all address changes and update address changes accordingly;

•	as permitted by the Higher Education Act, take all steps necessary to file a claim for loss with the appropriate guarantor;

•	provide data as required by any guarantor;

•	prepare and deliver monthly certain reports about the prior month’s activity;

•	prepare and forward to the Department of Education on a quarterly basis a Lenders Interest and Special Allowance Request and Report;

•	retain all documents concerning the loans received by GLELSI directly or from the depositor or the administrator pertaining to each education loan, in accordance with applicable requirements;

•	establish a third-party lockbox account into which borrowers will make all loan payments; and

•	provide such other services as servicers customarily provide and deem appropriate.

Under the GLELSI servicing agreement, GLELSI generally may cure a deficiency in its performance; provided, however, GLELSI will be obligated to pay the trust an amount equal to the outstanding principal balance, less the amount subject to the risk sharing provisions of the Higher Education Act, plus all accrued interest and other fees due to the date of purchase of a student loan in the event GLELSI causes the student loan to be denied the benefit of any applicable guarantee and are unable to cause the reinstatement of the guarantee within twelve months of denial by the applicable guarantee agency. Upon payment, the loan will be subrogated to GLELSI. In the event GLELSI cures any such student loan, the trust will repurchase the loan in an amount equal to the then outstanding principal balance plus all accrued interest due on the student loan, less the amount subject to the risk sharing provisions of the Higher Education Act, whereupon the subrogation rights of GLELSI will terminate.

Under the GLELSI servicing agreement, GLELSI may perform additional servicing activities not otherwise specified at the request of the trust.

ADMINISTRATION AGREEMENT

Goal Financial, LLC has entered into an administration agreement with the trust, Wilmington Trust Company, as Delaware trustee, and The Bank of New York, as indenture trustee and as eligible lender trustee. Under the administration agreement, on each monthly servicing payment date and on each quarterly distribution date, the administrator will direct the indenture trustee to make the required distributions from the funds established under the indenture. In addition, the administrator will prepare, based on data received from the servicers, and provide periodic statements and reports to the trust, the eligible lender trustee and the indenture trustee and any related federal income tax reporting. See “Servicing and Administration—The Administration Agreement” in the prospectus.

Goal Financial, LLC will receive compensation quarterly for those services based on the outstanding principal balance of the trust’s student loans as described under “Fees and Expenses” below.

VERIFICATION AGENT AGREEMENT

The verification agent is The Bank of New York, a New York banking corporation, with offices located at 10161 Centurion Parkway, 2nd Floor, Jacksonville, Florida 32256. The Bank of New York is one of the largest corporate trust providers of trust services in securitization transactions. This is the first time the Bank of New York has served as verification agent for a securitization transaction involving pools of student loans.

Pursuant to a verification agent agreement among the trust, the administrator and the verification agent, the verification agent will deliver monthly to the indenture trustee a certificate certifying as to the accuracy and manner of calculation of certain items in the monthly reports prepared by the administrator on behalf of the trust, including amounts to be paid as trust expenses and principal and interest on the offered notes, outstanding principal amounts of the offered notes and aggregate balances of the student loans in the trust. The verification agent will agree to deliver to the depositor and the administrator an annual compliance report and a certificate signed by an authorized officer of the verification agent stating that, to the officer’s knowledge, the verification agent has fulfilled its obligations in all material respects under the verification agent agreement.

INDENTURE TRUSTEE

The indenture trustee is The Bank of New York, a New York banking corporation with offices located at 10161 Centurion Parkway, 2nd Floor, Jacksonville, Florida 32256

The Bank of New York has been, and currently is, serving as indenture trustee and eligible lender trustee for numerous securitization transactions and programs involving pools of student loans. The Bank of New York is one of the largest corporate trust providers of trust services in securitization transactions.

The trust will issue the notes under an indenture of trust to be dated as of the closing date. Under the indenture, The Bank of New York will act as indenture trustee for the benefit of and to protect the interests of the noteholders and will act as paying agent for notes denominated in U.S. dollars. The indenture trustee will act on behalf of the noteholders and represent their interests in the exercise of their rights under the indenture. See “Summary of the Indenture Provisions – The Indenture Trustee” in the accompanying prospectus for additional information regarding the responsibilities of the indenture trustee.

DELAWARE TRUSTEE

The depositor will establish the trust as a Delaware statutory trust by entering into a trust agreement with Wilmington Trust Company, as Delaware trustee.

Wilmington Trust Company is a Delaware banking corporation with trust powers incorporated in 1903. Wilmington Trust Company’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware, 19890. Wilmington Trust Company has served as owner trustee in numerous asset-backed securities transactions involving student loan receivables.

Wilmington Trust Company is subject to various legal proceedings that arise from time to time in the ordinary course of business. Wilmington Trust Company does not believe that the ultimate resolution of any of these proceedings will have a materially adverse effect on its services as owner trustee.

Wilmington Trust Company has provided the above information for purposes of complying with Regulation AB under the Securities Act. Other than the above two paragraphs, Wilmington Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus supplement.

FEES AND EXPENSES

All fees and expenses, including servicing and administration fees, are not expected to exceed 0.36% per annum of the outstanding principal balance of the trust’s student loans. The fees and expenses payable by the trust are set forth below. The priority of payment of such fees and expenses is described below in “Description of the Offered Notes—Flow of Funds” in this prospectus supplement.

	Recipient	Amount
Administration Fee	Goal Financial, LLC	0.05% per annum of the outstanding principal amount of the trust’s student loans

Trustees’ Fees Indenture Trustee	The Bank of New York	Annual administrative fee is an amount equal to 0.004% per annum of the aggregate principal amount of outstanding notes up to $1,000,000,000 plus 0.0025% of the aggregate principal amount of outstanding notes in excess of $1,000,000,000.*

Delaware Trustee	Wilmington Trust Company	$5,000 per annum

Remarketing Fees	Remarketing Agents	0.20% of the outstanding principal amount of the class A-5 remarketable reset rate notes, payable on each reset date**

*	A default administration fee based on the indenture trustee’s applicable rate will apply following the occurrence of an uncured event of default and will be subject to change at the discretion of the indenture trustee.
**	Estimated. Remarketing fees will be determined based on the assumed weighted average life of the class A-5 remarketable reset rate notes. The fee set forth in the above table is the maximum fee set forth on a schedule to the initial remarketing agreement.

The fees described above may be increased if the trust obtains a rating confirmation with respect to such increase.

The servicing fees payable to ACS and GLELSI, which are calculated on a discrete per-borrower or per-service basis, as applicable, are not expected to exceed 0.30% per annum of the outstanding principal balance of the trust’s student loans.

USE OF PROCEEDS

The proceeds from the sale of the notes, net of any underwriting discount, are expected to be applied as follows:

Deposit to Acquisition Fund	$1,927,748,179
Deposit to Reserve Fund	4,916,602
Deposit to Capitalized Interest Fund	80,000,000

Total	$2,012,664,781

Approximately $1,565,000 of the net proceeds deposited to the Acquisition Fund will be used to pay the costs of issuing the offered notes.

ACQUISITION OF STUDENT LOANS

We expect to use approximately $1,633,534,773 of the proceeds of the offered notes being offered by this prospectus supplement to purchase student loans on the date of issuance of the offered notes from an eligible lender trustee holding the student loans on behalf of Goal Capital Funding, LLC. Approximately $1,565,000 of the net proceeds deposited to the Acquisition Fund will be used to pay the costs of issuing the offered notes. The trust will purchase its student loans for a price equal to their aggregate outstanding principal balance (including accrued and unpaid interest) as of the cut-off date plus an applicable premium.

The eligible lender trustee on behalf of the depositor will acquire the student loans from Higher Education Finance, LLC, a wholly-owned subsidiary of the sponsor (the “originating affiliate”), which (through its eligible lender trustee) originated those student loans, and from other affiliates of the sponsor (the “warehousing entities”) that acquired student loans from the originating affiliate. See “Affiliations Among Financing Participants” in the prospectus. Each of the parties selling loans to the depositor will make representations and warranties with respect to the student loans to be sold and has agreed to repurchase any student loans for which any representation or warranty is later determined to be materially incorrect. See “Formation of the Trusts—Acquisition of Student Loans” in the prospectus.

PREFUNDING ACCOUNT AND ADD-ON CONSOLIDATION LOAN ACCOUNT

On the date of issuance of the notes, approximately $241,600,486 of the deposit to the Acquisition Fund will be deposited in the Prefunding Account of the Acquisition Fund and approximately $51,047,920 of the deposit to the Acquisition Fund will be deposited in the Add-On Consolidation Loan Account of the Acquisition Fund. During the prefunding period, the depositor will acquire student loans from the originating affiliate, the warehousing entities or one or more other affiliates of the sponsor, and the trust will acquire those loans using funds on deposit in the Prefunding Account. The prefunding period will begin on the closing date and end on June 30, 2006 or upon the determination of the administrator that the trust is unable to acquire additional student loans.

During the add-on consolidation loan period, the trust will use amounts on deposit in the Add-On Consolidation Loan Account to finance additional trust loans. The add-on consolidation loan period will begin on the closing date and end no later than December 31, 2006. Any amounts remaining in the Prefunding Account at the end of the prefunding period or in the Add-On Consolidation Loan Account at the end of the add-on consolidation loan period will be transferred to the Collection Fund. “Additional trust loans” are additional student loans to borrowers whose consolidation loans are in the trust, and include add-on consolidation loans. “Add-on consolidation loans” are loans the Higher Education Act permits borrowers to add to an existing consolidation loan within 180 days from the date such consolidation loan was made. See “Description of the Federal Family Education Loan Program—Consolidation Loans” in Appendix A to the accompanying prospectus.

In the event of a collection fund shortfall, amounts on deposit in the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund will be transferred to the Collection Fund to cover the shortfall to extent amounts on deposit in the Capitalized Interest Fund are insufficient to cover the shortfall (including amounts for payment of interest on the class B notes during a subordinate interest trigger event) and prior to any transfer being made from the Reserve Fund to cover the shortfall. A “collection fund shortfall” occurs if (i) on any quarterly distribution date or monthly servicing payment date, amounts on deposit in the Collection Fund are insufficient to pay amounts owed to the U.S. Department of Education or the guarantee agencies (other than amounts to repurchase loans from the guarantee agencies), servicing fees, trustees’ fees, administration fees, remarketing fees, interest then due on the offered notes and amounts due to any counterparty under any derivative product agreement (other than termination payments) or (ii) interest is not payable on the class B notes because a subordinate interest trigger event is in effect.

When an additional trust loan is added to an existing consolidation loan, one result may be that the consolidation loan has a different interest rate and a different final payment date than it had before the additional trust loan was added. Any additional trust loan added to a consolidation loan in the trust during the prefunding period or the add-on consolidation loan period will be financed by a transfer from the Prefunding Account or the Add-On Consolidation Loan Account of the amount required to repay in full any student loan that is being discharged through such loan. Such amount will be paid by the indenture trustee to the holder or holders of such student loans to prepay such loans.

We expect that student loans acquired or financed during the prefunding period or financed during the add-on consolidation loan period will satisfy the same eligibility criteria as loans acquired on the closing date; however, the characteristics of those loans may be different than the characteristics of loans acquired on the closing date.

CHARACTERISTICS OF THE STUDENT LOANS (AS OF THE STATISTICAL CALCULATION DATE)

As of March 31, 2006, the statistical calculation date, the characteristics of the pool of student loans we expect to purchase on the closing date were as described below. Since the date for purchase of the loans to be acquired with the proceeds of the offered notes is other than the statistical calculation date, the characteristics of those loans will vary from the information presented below. Due to rounding, the percentage and balance totals may not be consistent in all tables presented below.

After purchasing the initial pool of student loans on the closing date, the trust may acquire additional student loans and finance additional trust loans, and, as a result, the aggregate characteristics of the entire pool of student loans, including the composition of the student loans and of the related borrowers, the related guarantors, the distribution by loan type, the distribution by interest rate, the distribution by principal balance, the distribution by disbursement date, and the distribution by remaining term to scheduled maturity, will vary from those of the student loans described in the following tables as of the statistical calculation date. We expect that, with respect to the student loans the trust acquires or finances after the closing date, the distribution of those loans by number of days delinquent will be similar to that shown in the tables below. However, the actual characteristics of the student loans that the trust subsequently purchases may be different. Some student loans acquired or financed after the closing date may be subject to a guarantee rate that is lower than the rate applicable to loans acquired on the closing date, as described below under the caption “—Distribution of the Student Loans by Date of Disbursement”.

A variety of borrower incentives are offered in connection with student loans originated or purchased by us and our affiliates, including our “auto-debit” incentive, which reduces a borrower’s interest rate by 0.25% if the borrower makes payments directly from a bank account by auto-debit, and a “timely repayment incentive” and a “high balance timely repayment incentive” for borrowers who consolidated on or after April 9, 2004 and make the first consecutive 36 on-time payments on their student loans, which reduce a borrower’s interest rate by 1% if a borrower has a balance of $60,000 or less or by 1.25% if a borrower has a balance of more than $60,000. For purposes of these repayment incentives, an “on-time payment” is no later than 14 days after the date the payment is due. We may suspend or terminate any of these incentives at any time with or without notice.

Composition of the Student Loan Portfolio (As of the Statistical Calculation Date)

Aggregate outstanding balance	$1,272,955,262
Number of loans	33,406
Average outstanding principal balance per loan	$38,106
Weighted average annual interest rate	5.455%
Weighted average remaining term (months)	288
Percentage of loans with SAP index based on commercial paper	100%
Percentage of loans with graduated repayment characteristics	68.02%

The weighted average annual borrower interest rate shown above excludes special allowance payments. The weighted average spread, including special allowance payments, to the three-month commercial paper rate was 2.64% as of the statistical calculation date.

Distribution of the Student Loans by Loan Type

(As of the Statistical Calculation Date)

Loan Type	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
Subsidized Consolidation	16,011	$570,330,110	44.80%
Unsubsidized Consolidation	17,395	702,625,152	55.20

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by Interest Rate

(As of the Statistical Calculation Date)

Interest Rate	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
2.000% - 2.499%	6	$147,636	0.01%
2.500% - 2.999%	2,130	72,178,549	5.67
3.000% - 3.499%	2,661	97,617,238	7.67
3.500% - 3.999%	2,559	101,420,208	7.97
4.000% - 4.499%	3,188	123,727,766	9.72
4.500% - 4.999%	5,244	178,854,785	14.05
5.000% - 5.499%	4,963	157,242,447	12.35
5.500% - 5.999%	1,782	75,159,935	5.90
6.000% - 6.499%	2,655	103,507,123	8.13
6.500% - 6.999%	1,534	71,005,964	5.58
7.000% - 7.499%	737	36,836,010	2.89
7.500% - 7.999%	1,386	63,992,104	5.03
8.000% - 8.499%	4,561	191,265,496	15.03

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by SAP Interest Rate Index

(As of the Statistical Calculation Date)

SAP Interest Rate Index	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
Three-Month CP Index	33,406	$1,272,955,262	100.00%

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by Payment Status

(As of the Statistical Calculation Date)

Payment Status	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
Deferment	3,062	$143,862,279	11.30%
Forbearance	2,535	118,905,275	9.34
Repayment	27,809	1,010,187,708	79.36

	33,406	$1,272,955,262	100.00%

Scheduled Weighted Average Remaining Months in Status of the Trust Student Loans

(As of the Statistical Calculation Date)

Current Status	Deferment	Forbearance	Repayment	Remaining
Deferment	13	0	307	319
Forbearance	0	5	305	310
Repayment	0	0	281	281

	1	0	286	288

Distribution of the Student Loans by Number of Days Delinquent

(As of the Statistical Calculation Date)

Days Delinquent	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
0-30	30,982	$1,180,050,436	92.70%
31-60	1,172	42,488,030	3.34
61-90	850	33,749,922	2.65
91-120	399	16,475,479	1.29
121-150	3	191,395	0.02

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by Date of Disbursement

(As of the Statistical Calculation Date)

Disbursement Date	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
October 1, 1998 through June 30, 2006	33,406	$1,272,955,262	100.00%

	33,406	$1,272,955,262	100.00%

Student loans disbursed after October 1, 1993 and before July 1, 2006 are 98% guaranteed by the guarantee agency and are reinsured by the Department of Education up to a maximum of 98% of the guarantee payments and student loans that are disbursed on or after July 1, 2006 will be 97% guaranteed by the guarantee agency and reinsured by the Department of Education up to a maximum of 97% of the guarantee payments, provided that all loans serviced by a servicer deemed an “exceptional performer” by the Department of Education will be entitled to 100% (99% on and after July 1, 2006) reimbursement so long as the servicer retains its exceptional performer status.

The first disbursement with respect to each of the student loans that the trust will acquire on the closing date will have been made prior to July 1, 2006. Some of the student loans that the trust will acquire after the closing date may be subject to the guarantee rates applicable to loans that are disbursed on or after July 1, 2006. Currently, both GLELSI and ACS are deemed by the Department of Education to be exceptional performers. See “The Student Loan Operations of Goal Capital Funding Trust 2006-1—Servicing of Student Loans” in this prospectus supplement.

Distribution of the Student Loans by Range of Principal Balance

(As of the Statistical Calculation Date)

Principal Balance	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
$9,999.99 or less	491	$2,710,872	0.20%
$10,000.00 - $14,999.99	413	5,258,683	0.40
$15,000.00 - $19,999.99	2,858	51,379,107	4.00
$20,000.00 - $24,999.99	8,382	188,022,585	14.80
$25,000.00 - $29,999.99	5,409	147,987,034	11.60
$30,000.00 - $39,999.99	6,180	213,435,540	16.80
$40,000.00 - $49,999.99	3,436	153,085,235	12.00
$50,000.00 - $59,999.99	1,861	101,361,457	8.00
$60,000.00 - $69,999.99	1,241	80,404,736	6.30
$70,000.00 - $79,999.99	897	67,009,109	5.30
$80,000.00 - $89,999.99	586	49,608,283	3.90
$90,000.00 - $99,999.99	376	35,637,638	2.80
$100,000.00 - $124,999.99	612	68,174,684	5.40
$125,000.00 - $149,999.99	306	41,539,657	3.30
$150,000.00 or greater	358	67,340,642	5.30

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by Number Of Months

Remaining Until Scheduled Maturity (As of the Statistical Calculation Date)

Number of Months	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
60 or less	3	$76,503	0.01%
61 – 72	2	36,966	*
85 – 96	4	50,259	*
97 – 108	3	85,707	0.01
109 – 120	263	3,313,458	0.26
121 – 132	26	291,268	0.02
133 – 144	117	847,451	0.07
145 – 156	21	169,435	0.01
157 – 168	8	65,735	0.01
169 – 180	2,631	44,529,007	3.50
181 – 192	163	2,804,473	0.22
193 – 204	46	784,690	0.06
205 – 216	27	458,807	0.04
217 – 228	11	182,059	0.01
229 – 240	17,499	473,643,499	37.21
241 – 252	2,154	61,287,085	4.81
253 – 264	246	6,725,224	0.53
265 – 276	135	3,717,872	0.29
277 – 288	51	1,345,028	0.11
289 – 300	4,425	207,540,685	16.30
301 – 312	930	44,902,742	3.53
313 – 324	86	3,838,632	0.30
325 – 336	38	1,737,933	0.14
337 – 348	30	1,406,535	0.11
349 – 360	3,301	296,311,503	23.28
361 – 372	1,079	107,884,748	8.48
373 or greater	107	8,917,956	0.70

	33,406	$1,272,955,262	100.00%

*	Less than 0.01%.

Distribution of the Student Loans by Servicer

(As of the Statistical Calculation Date)

Servicer	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
ACS Education Services, Inc.	377	$20,027,491	1.57%
Great Lakes Educational Loan Services, Inc.	33,029	1,252,927,770	98.43

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by Geographic Location

(As of the Statistical Calculation Date)

The following table shows the geographic distribution of the student loans based on the permanent billing addresses of the borrowers as shown on the applicable servicer’s records:

Location	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
Alabama	419	$15,735,275	1.24%
Alaska	65	2,734,845	0.21
Arizona	619	23,664,598	1.86
Arkansas	290	10,171,874	0.80
California	3,493	139,770,186	10.98
Colorado	691	25,301,039	1.99
Connecticut	389	14,713,836	1.16
Delaware	116	4,112,160	0.32
District of Columbia	123	5,545,303	0.44
Florida	1,823	74,057,808	5.82
Georgia	987	41,685,942	3.27
Hawaii	182	7,113,241	0.56
Idaho	158	6,099,811	0.48
Illinois	1,264	48,987,327	3.85
Indiana	647	23,010,442	1.81
Iowa	401	13,072,088	1.03
Kansas	352	12,491,224	0.98
Kentucky	362	12,536,286	0.98
Louisiana	481	17,731,182	1.39
Maine	145	5,651,877	0.44
Maryland	769	31,712,105	2.49
Massachusetts	796	28,885,712	2.27
Michigan	1,024	38,094,255	2.99
Minnesota	652	22,628,667	1.78
Mississippi	269	10,039,131	0.79
Missouri	711	26,253,445	2.06
Montana	103	4,106,157	0.32
Nebraska	205	7,301,988	0.57
Nevada	271	11,009,558	0.86
New Hampshire	159	5,993,285	0.47
New Jersey	1,015	37,534,328	2.95
New Mexico	191	7,145,790	0.56
New York	3,132	118,669,528	9.32
North Carolina	746	27,903,108	2.19
North Dakota	104	3,269,489	0.26
Ohio	1,311	48,120,475	3.78
Oklahoma	376	13,824,936	1.09
Oregon	459	17,093,507	1.34
Pennsylvania	1,865	70,788,797	5.56
Rhode Island	121	4,676,591	0.37
South Carolina	490	18,830,365	1.48
South Dakota	123	3,947,155	0.31
Tennessee	550	20,389,232	1.60
Texas	1,982	75,447,224	5.93
Utah	202	7,312,185	0.57
Vermont	53	1,950,316	0.15
Virginia	930	36,058,581	2.83
Washington	678	26,752,141	2.10
West Virginia	195	7,962,159	0.63
Wisconsin	616	22,056,679	1.73
Wyoming	51	1,664,344	0.13
Other	250	11,347,684	0.89

	33,406	$1,272,955,262	100.00%

Distribution of the Student Loans by Guarantee Agency

(As of the Statistical Calculation Date)

Guarantee Agency	Number of Loans	Aggregate Outstanding Principal Balance	Percent of Loans by Aggregate Outstanding Balance
Massachusetts Higher Education
Assistance Corporation, d/b/a
American Student Assistance	377	$20,027,491	1.57%
Great Lakes Higher Education
Guaranty Corporation	33,029	1,252,927,770	98.43

	33,406	$1,272,955,262	100.00%

INFORMATION RELATING TO THE GUARANTEE AGENCIES

The payment of principal and interest on all of the student loans held in the trust estate created under the indenture will be guaranteed by designated guarantee agencies and will be reinsured by the United States Department of Education. The guarantee provided by each guarantee agency is an obligation solely of that guarantee agency and is not supported by the full faith and credit of the federal or any state government. However, the Higher Education Act provides that if the Secretary of Education determines that a guarantee agency is unable to meet its insurance obligations, the Secretary shall assume responsibility for all functions of the guarantee agency under its loan insurance program. For further information on the Secretary of Education’s authority in the event a guarantee agency is unable to meet its insurance obligations see “Description of the Guarantee Agencies” in the prospectus.

We expect that substantially all of the student loans we acquire with the proceeds of the offered notes will be guaranteed through Great Lakes Higher Education Guaranty Corporation (“GLHEGC”), with a small portion guaranteed through Massachusetts Higher Education Assistance Corporation, doing business as American Student Assistance (“ASA”). For information relating to the percentages and outstanding balances of the trust student loans guaranteed by GLHEGC and ASA as of the statistical calculation date, see “Characteristics of the Student Loans — Distribution of the Student Loans by Guarantee Agency.”

Presented below is information with respect to GLHEGC. See “Description of the Guarantee Agencies” in the prospectus for more detailed information concerning the characteristics of the guarantee agencies.

Great Lakes Higher Education Guaranty Corporation

GLHEGC is a Wisconsin nonstock, nonprofit corporation the sole member of which is Great Lakes Higher Education Corporation (“GLHEC”). GLHEGC’s predecessor organization, GLHEC, was organized as a Wisconsin nonstock, nonprofit corporation and began guaranteeing student loans under the Higher Education Act in 1967. GLHEGC is the designated guarantee agency under the Higher Education Act for Wisconsin, Minnesota, Ohio, Puerto Rico and the Virgin Islands. On January 1, 2002, GLHEC (and GLHEGC directly and through its support services agreement with GLHEC), transferred the majority of their student loan program guaranty support operations and personnel to Great Lakes Educational Loan Services, Inc. (“GLELSI”) a wholly owned subsidiary of GLHEC. GLHEGC continues as the “guaranty agency” as defined in Section 435(j) of the Higher Education Act and continues its default aversion, claim purchase and compliance, collection support and federal reporting responsibilities as well as custody and responsibility for all revenues, expenses and assets related to that status. GLHEGC (through its support services agreement with GLHEC) also performs oversight of all student loan program guaranty support operations transferred to GLELSI and supportive of GLHEGC’s “guaranty agency” responsibilities. The primary operations center for GLHEC and its affiliates (including GLHEGC and GLELSI) is in Madison, Wisconsin, which includes the data processing center and operational staff offices for both guaranty and servicing functions. GLHEC and affiliates also maintain regional offices in Columbus, Ohio and St. Paul, Minnesota and customer support staff located nationally. GLHEGC will provide a copy of GLHEC’s most recent consolidated financial statements on receipt of a written request directed to 2401 International Lane, Madison, Wisconsin 53704, Attention: Chief Financial Officer.

GLHEGC has entered into a voluntary flexible agreement with the U.S. Department of Education pursuant to the 1998 Reauthorization Amendments. Under GLHEGC’s agreement, which commenced October 1, 2000 and is currently effective through September 30, 2006, GLHEGC’s revenues are tied directly to default aversion performance. Certain sources of GLHEGC’s Operating Fund revenues are replaced by a single fee-for-service funding source tied directly to the percentage of delinquent loans that do not default during the measurement period. In lieu of statutory collection retention amounts, the U.S. Department of Education reimburses GLHEGC only for its actual post-default collection related expenses. This agreement also calls for GLHEGC to escrow the liquid assets of GLHEGC’s Federal Fund for the benefit of the U.S. Department of Education. GLHEGC may also engage in negotiations with lenders to define whether the lender or GLHEGC will complete each of the due diligence requirements. Finally, this agreement allows GLHEGC to pilot a new approach to the claims review process, under which GLHEGC develops and implements with willing lenders and servicers a post-claim random sampling process that replaces the current claim-by-claim process. The GLHEGC agreement is automatically renewed for one-year effective periods, unless terminated 90 days prior to the end of an effective period.

The information in the following tables has been provided to the trust from reports provided by or to the U.S. Department of Education and has not been verified by GLHEGC or the underwriters. No representation is made by GLHEGC or the underwriters as to the accuracy or completeness of this information. Prospective investors may consult the United States Department of Education Data Books and Web site http://www.ed.gov/finaid/prof/resources/data/opeloanvol.html for further information concerning GLHEGC or any other guarantee agency.

Guarantee Volume. GLHEGC’s guaranty volume for each of the last five federal fiscal years, including Stafford, Unsubsidized Stafford, SLS, PLUS and Consolidation loan volume, was as follows:

Federal Fiscal Year	Guaranty Volume (Millions)
2001	$2,246.7
2002	4,473.1
2003	8,721.3
2004	7,707.6
2005	9,686.3

Claims Rate. For the past five federal fiscal years, GLHEGC’s claims rate has not exceeded 5%, and, as a result, the highest allowable reinsurance has been paid on all GLHEGC’s claims. The actual claims rates are as follows:

Fiscal Year	Claims Rate
2001	1.46%
2002	1.06%
2003	1.27%
2004	.68%
2005	.51%

Reserve Ratio. Following are GLHEGC’s reserve fund levels as calculated in accordance with 34 CFR 682.410(a)(10) for the last five federal fiscal years:

Federal Fiscal Year	Federal Guaranty Reserve Fund Level 1/
2001	2.12%
2002	1.86%
2003	1.29%
2004	0.99%
2005	0.83%

The Department of Education’s website at http://www.fp.ed.gov/PORTALSWebApp/fp/whatsnew.jsp. has posted reserve ratios for GLHEGC for federal fiscal years 2003 and 2004 of 1.168% and .646%, respectively. GLHEGC believes the Department of Education has not calculated the reserve ratio in accordance with the Act and the correct ratio should be 1.29% and .99%, respectively, as shown above and as explained in the following footnote. According to the Department of Education, available cash reserves may not always be an accurate barometer of a guarantor’s financial health.

1/ In accordance with Section 428(c)(9) of the Higher Education Act, does not include loans transferred from the former Higher Education Assistance Foundation, Northstar Guarantee Inc., Ohio Student Aid Commission or Puerto Rico Higher Education Assistance Corporation. (The minimum reserve fund ratio under the Higher Education Act is .25%.)

Recovery Rate. The table below sets forth the recovery rates for GLHEGC for the past five federal fiscal years, as taken from the Department of Education’s website at http://www.fsacollections.ed.gov/contractors/ga/stats/index.asp1/:

Federal Fiscal Year	Recovery Rate
2001	26.53%
2002	23.33%
2003	23.72%
2004	25.84%
2005	23.74%

1/	GLHEGC does not calculate recovery rates.

Loss Rate. GLHEGC’s loss rates (calculated by dividing the aggregate dollar amount of unreinsured loans and unreinsured portions of loans by the dollar amount of claims paid by GLHEGC) for the past five federal fiscal years are as follows:

Fiscal Year	Loss Rate
2001	.0001%
2002	.0002%
2003	.0002%
2004	.0004%
2005	.0017%

DESCRIPTION OF THE OFFERED NOTES

GENERAL

The notes will be issued pursuant to the terms of the indenture, a form of which, including a form of the offered notes, has been filed as an exhibit to the registration statement to which this prospectus supplement relates. The following summary describes the material terms of the indenture and the offered notes. However, it is not complete and is qualified in its entirety by the actual provisions of the indenture and the offered notes.

THE INDENTURE TRUSTEE DID NOT PARTICIPATE IN THE PREPARATION OF THIS PROSPECTUS SUPPLEMENT AND MAKES NO REPRESENTATIONS CONCERNING THE OFFERED NOTES, THE COLLATERAL OR ANY OTHER MATTER STATED IN THIS PROSPECTUS SUPPLEMENT. THE INDENTURE TRUSTEE HAS NO DUTY OR OBLIGATION TO PAY THE OFFERED NOTES FROM ITS OWN FUNDS, ASSETS OR CORPORATE CAPITAL OR TO MAKE INQUIRY REGARDING, OR INVESTIGATE THE USE OF, AMOUNTS DISBURSED FROM THE TRUST ESTATE.

LIBOR RATE NOTES

INTEREST PAYMENTS

Interest will accrue on the LIBOR rate notes at their respective interest rates during each interest accrual period. Interest on the LIBOR rate notes will be payable to the noteholders on each quarterly distribution date commencing August 25, 2006. Subsequent quarterly distribution dates for the LIBOR rate notes will be on the 25th day of each February, May, August and November, or if any such day is not a business day, the next business day. Interest accrued but not paid on any quarterly distribution date will be due on the next quarterly distribution date together with an amount equal to interest on the unpaid amount at the applicable rate per annum described below.

The interest rate on the class A-1 notes for each interest accrual period will be equal to three-month LIBOR plus 0.00%. The interest rate on the class A-2 notes for each interest accrual period will be equal to three-month LIBOR plus 0.10%. The interest rate on the class A-3 notes for each interest accrual period will be equal to three-month LIBOR plus 0.12%. The interest rate on the class A-4 notes for each interest accrual period will be equal to three-month LIBOR plus 0.15%. The interest rate on the class A-6 notes for each interest accrual period will be equal to three-month LIBOR plus 0.21%. The interest rate on the class B notes for each interest accrual period will be equal to three-month LIBOR plus 0.45%.

The administrator will determine the rate of interest on the LIBOR rate notes on the LIBOR determination date described below. The amount of interest distributable to holders of the LIBOR rate notes for each $1,000 in principal amount will be calculated by applying the applicable interest rate for the interest accrual period to the principal amount of $1,000, multiplying that product by the actual number of days in the interest accrual period divided by 360, and rounding the resulting percentage figure to the fifth decimal point.

CALCULATION OF LIBOR

For each interest accrual period, LIBOR will be determined by the administrator by reference to the London interbank offered rate for deposits in U.S. dollars having a maturity of three months (or, with respect to four-month LIBOR, four months) which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the related LIBOR determination date. The LIBOR determination date will be the second business day before the beginning of each interest accrual period. If this rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. dollars, having the relevant maturity and in a principal amount of not less than U.S. $1,000,000, are offered at approximately 11:00 a.m., London time, on that LIBOR determination date, to prime banks in the London interbank market by four major banks selected by the administrator. The administrator or the indenture trustee, as applicable, will request the principal London office of each bank to provide a quotation of its rate. If the banks provide at least two quotations, the rate for that day will be the arithmetic mean of the quotations. If the banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the administrator or the indenture trustee, as applicable, at approximately 11:00 a.m., New York time, on that LIBOR determination date, for loans in U.S. Dollars to leading European banks having the relevant maturity and in a principal amount of not less than U.S. $1,000,000. If the banks selected as described above are not providing quotations, three-month LIBOR (or four-month LIBOR, as applicable) in effect for the applicable interest accrual period will be three-month LIBOR (or four-month LIBOR, as applicable) in effect for the previous interest accrual period.

“Business day” means:

•	for purposes of calculating LIBOR, any day on which banks in New York, New York and London, England are open for the transaction of international business; and

•	for all other purposes, any day other than a Saturday, Sunday or other day on which banking institutions or trust companies in New York, New York or the city in which the principal office of the indenture trustee is located, are authorized or permitted by law, regulation or executive order to close.

THE RESET RATE NOTES

INTEREST PAYMENTS

The applicable currency and interest rate for the reset rate notes will be reset from time to time in a currency and at an interest rate determined using the procedures described below and in the prospectus under “Description of the Notes—The Reset Rate Notes.” During the initial reset period, the class A-5 remarketable reset rate notes, which are referred to in this prospectus supplement as the “reset rate notes” or the “class A-5 notes”, will be denominated in Euros and will bear interest at a rate equal to three-month EURIBOR plus 0.12%. Interest on the class A-5 notes during the initial reset period will accrue daily and will be based upon the actual number of days elapsed during the interest period divided by 360.

The initial interest accrual period for the class A-5 notes will begin on the closing date and end on August 24, 2006.

Interest on the reset rate notes, during any reset period when the reset rate notes bear interest at a fixed rate, will accrue daily and will be computed based on:

•	if the reset rate notes are denominated in U.S. Dollars, a 360-day year consisting of twelve 30-day months; or

•	if the reset rate notes are denominated in a currency other than U.S. Dollars, generally, the Actual/Actual (ISMA) accrual method as described in “Description of the Notes—Index Rate Notes” in the prospectus, or another day-count convention as set forth on the related remarketing terms determination date.

Interest on the reset rate notes, during any reset period when the reset rate notes are denominated in U.S. Dollars and bear interest at an index rate based on LIBOR, will be calculated using a rate of LIBOR that is determined for all interest accrual periods in the same manner as for the LIBOR rate notes. Interest will accrue daily and will be computed based on the actual number of days elapsed and a 360-day year. Interest on the reset rate notes, during any reset period when the reset rate notes bear interest at an index rate based on EURIBOR (as is the case in their initial reset period) or another index, will be computed based upon the actual number of days elapsed and a 360-day year, or based upon another day-count convention described under “Description of the Notes—Index Rate Notes” in the prospectus and set forth on the related remarketing terms determination date.

An interest accrual period during any reset period when the reset rate notes bear a fixed rate of interest will begin on the 25th day of the month of the last applicable quarterly distribution date and will end on the 24th day of the month of the applicable quarterly distribution date. Except for the initial interest accrual period, an interest accrual period during any reset period when the reset rate notes bear interest based on an index rate (including both U.S. Dollar and non-U.S. Dollar denominated notes) will begin on a quarterly distribution date and end on the day before the next quarterly distribution date.

Interest accrual periods and the applicable distribution dates for payments of interest for subsequent reset periods may be quarterly, semi-annual or annual, as specified on the related remarketing terms determination date as described under “Description of the Notes—The Reset Rate Notes—Remarketing Terms Determination Date” in the prospectus.

However, during any reset period when the reset rate notes are denominated in a currency other than U.S. Dollars, as is the case in their initial reset period, if a quarterly distribution date coincides with a reset date, payments will be made to the reset rate noteholders no later than the second business day following that quarterly distribution date, which we sometimes refer to in this prospectus supplement as the special reset payment date, together with additional interest on the applicable principal balance at the related interest rate. For any reset period following a reset date for which a failed remarketing has occurred, up to and including the reset date resulting in a successful remarketing or an exercise of the call option, payments of interest and principal to the reset rate noteholders will be made on the special reset payment date without the payment of any additional interest.

CALCULATION OF EURIBOR

For each interest accrual period, EURIBOR will be determined by the administrator by reference to the Euro interbank offered rate for deposits in Euros having a maturity of three months, commencing on the first day of the interest accrual period which appears on Telerate Page 248 as of 11:00 a.m. Brussels time, on the related EURIBOR determination date. If an applicable rate does not appear on Telerate Page 248, the rate for that day will be determined on the basis of the rates at which deposits in Euros, having the applicable maturity and a principal amount of not less than €1,000,000, are offered at approximately 11:00 a.m., Brussels time on that EURIBOR determination date, to prime banks in the Euro-zone interbank market by the reference banks. The administrator will request the principal Euro-zone office of each reference bank to provide a quotation of its rate. If the reference banks provide at least two quotations, the rate for the day will be the arithmetic mean of the quotations. If the reference banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in the Euro-zone, selected by the administrator, at approximately 11:00 a.m. Brussels time, on that EURIBOR determination date, for loans in Euros to leading European banks having the applicable maturity and in a principal amount of not less than €1,000,000. If the banks selected as described above are not providing quotations, three-month EURIBOR in effect for the applicable interest accrual period will be three-month EURIBOR in effect for the previous interest accrual period.

For this purpose:

•	“EURIBOR determination date” means, for each interest accrual period, the day that is two Settlement Days before the beginning of that interest accrual period.

•	“Settlement Date” means any day on which TARGET (the Trans-European Automated Real-time Gross Settlement Express Transfer System) is open which is also a day on which banks in New York City are open for business.

•	“Telerate Page 248” means the display page so designated on the Moneyline Telerate Service or any other page that may replace that page on that service for the purpose of displaying comparable rates or prices.

•	“Reference Banks” means four major banks in the Euro-zone interbank market selected by the administrator.

RESET PERIODS

The initial reset date for the class A-5 notes will be May 25, 2016. All subsequent reset dates will occur on a quarterly distribution date. Each reset period will be no less than three months and will always end on the day before a quarterly distribution date. No reset period may end after the day before the final maturity date for the reset rate notes.

The applicable currency, interest rate and the frequency of principal payments on the reset rate notes will be reset as of each reset date as determined by:

•	the remarketing agents, in consultation with the administrator, with respect to the reset period, the applicable currency (U.S. Dollars, Euros, pounds sterling or another currency), whether the interest rate is fixed or based on an index and, if based on an index, the applicable interest rate index, the day count convention, the applicable interest rate determination dates, the interval between interest rate change dates during each interest accrual period, whether the reset rate notes will be structured to amortize periodically or to receive a payment of principal only at the end of the reset period, any change in relative priorities with respect to the right to receive payments of principal and the all-hold rate (if applicable); and

•	the remarketing agents with respect to the determination of the applicable fixed rate of interest or spread to the chosen interest rate index, as applicable.

If the reset rate notes are reset to pay (or continue to pay) in a currency other than U.S. Dollars (as is the case during the initial reset period), the reset rate notes will be in foreign exchange mode. In that case, the administrator, on behalf of the trust, will enter into one or more currency swap agreements, including one or more initial currency swap agreements for the class A-5 notes during their initial reset period:

•	to facilitate the trust’s ability to pay principal and interest in the applicable currency;

•	to pay additional interest at the applicable interest rate and in the applicable currency on the reset rate notes from and including the related reset date to, but excluding, the special reset payment date; and

•	to facilitate the exchange of all secondary market trade proceeds from a successful remarketing (or proceeds from the exercise of the call option) on the applicable reset date to the applicable currency.

See “Description of the Notes—The Reset Rate Notes—Foreign Exchange Mode” in the prospectus.

Any applicable currency swap agreement may terminate as a result of the optional purchase of the trust’s student loans by the sponsor, or its designated affiliates, or the mandatory auction of the trust’s student loans by the indenture trustee. No currency swap agreement will terminate solely as a result of a failed remarketing.

Interest on the reset rate notes during each reset period after the initial reset period will accrue and be payable either:

•	based on an index, in which case the reset rate notes are said to be in index rate mode; or

•	at a fixed rate, in which case the reset rate notes are said to be in fixed rate mode, in each case as determined by the remarketing agents, in consultation with the administrator and in accordance with the remarketing agreement and the applicable remarketing agency agreement.

If the reset rate notes are reset to bear (or continue to bear) interest at a floating rate or a fixed rate of interest, or to be denominated in a currency other than U.S. dollars, and the remarketing agents, in consultation with the administrator, determine that entering into a swap agreement with respect to the reset rate notes would be in the best interests of the trust estate based on current market conditions, the administrator will be responsible for arranging, on behalf of the trust, the required interest rate swaps to hedge the basis risk and/or currency exchange risk on the reset rate notes and, together with the remarketing agents, for selecting one or more eligible swap counterparties. See “Description of the Notes—The Reset Rate Notes—Index Rate Mode” and “—Fixed Rate Mode” in the prospectus.

Absent a failed remarketing, reset rate noteholders that wish to be repaid some or all of their reset rate notes on a reset date will be able to obtain a 100% repayment of principal by tendering the applicable amount of their reset rate notes pursuant to the remarketing process. Tender is not mandatory if the reset rate notes are denominated in U.S. Dollars in both the current reset period and in the upcoming reset period. In all other situations, as is the case for the reset rate notes during the initial reset period, tender is mandatory and the holders of the reset rate notes will be deemed to have tendered all of their reset rate notes. If there is a failed remarketing of the reset rate notes, however, reset rate noteholders will not be permitted to exercise any remedies as a result of the failure of the reset rate notes to be remarketed on the related reset date. See “Description of the Notes—The Reset Rate Notes—Failed Remarketing” in the prospectus.

TENDER OF RESET RATE NOTES; REMARKETING PROCEDURES

For each reset date, unless notice of exercise of the call option, as described below, has already been given, the remarketing agents will notify the reset rate noteholders whether tender is deemed mandatory or optional, depending on whether such reset rate notes are denominated in U.S. Dollars, and, in consultation with the administrator, will establish by the remarketing terms determination date the following terms for the reset rate notes:

•	the expected weighted average life;

•	the name and contact information of the remarketing agents;

•	the next reset date and reset period;

•	the applicable minimum denominations and additional increments;

•	the interest rate mode (i.e., index rate or fixed rate);

•	the currency denomination;

•	if in foreign exchange mode, the identities of the eligible swap counterparties from which bids will be solicited;

•	if in foreign exchange mode, the applicable distribution dates on which interest and principal will be paid, if other than quarterly;

•	whether the reset rate notes will be structured to amortize periodically or to receive a payment of principal only at the end of the reset period;

•	if in index rate mode, the applicable interest rate index;

•	if in index rate mode, the interval between interest rate change dates;

•	if in index rate mode, the applicable interest rate determination date;

•	if in fixed rate mode, the applicable fixed rate pricing benchmark;

•	if in fixed rate mode, the identities of any eligible swap counterparties from which bids will be solicited;

•	if in index rate mode, whether there will be any derivative product agreement and if so, the identities of the eligible derivative product counterparties from which bids will be solicited;

•	the applicable interest rate day count basis;

•	the related all-hold rate, if applicable; and

•	any other relevant terms incidental to the foregoing (other than the related spread or fixed rate of interest, as applicable) for the reset period.

Any index rate mode other than an index rate based on LIBOR or a commercial paper rate will require confirmation or reaffirmation of the then-current ratings on the offered notes.

The remarketing agents will communicate this information by written notice, through DTC, Euroclear and Clearstream, as applicable, to the reset rate noteholders, the indenture trustee and the rating agencies on the remarketing terms determination date.

If the reset rate notes are denominated in U.S. Dollars during the reset period and will continue to be denominated in U.S. Dollars during the following reset period, on the remarketing terms determination date, the remarketing agents, in consultation with the administrator, will establish the all-hold rate. In such case, on or before the notice date, the reset rate noteholders will have the option to deliver a hold notice, in the absence of which their reset rate notes will be deemed to have been tendered. If the reset rate notes either are in foreign exchange mode during the reset period, as is the case during the initial reset period, or will be reset into foreign exchange mode on the immediately following reset date, the reset rate noteholders will be deemed to have tendered their reset rate notes on the reset date, regardless of any desire by those reset rate noteholders to retain their ownership, and no all-hold rate will be applicable.

If applicable, the all-hold rate will be the minimum rate of interest that will be effective for the upcoming reset period. The all hold rate will only be applicable if 100% of the reset rate noteholders deliver timely hold notices wherein they elect to hold their reset rate notes for the next related reset period. In the event some but not all of the reset rate noteholders elect to hold their reset rate notes for the next reset period and the rate of interest using the spread or fixed rate of interest established on the spread determination date is higher than the all-hold rate, all noteholders who deliver a hold notice agreeing to be subject to the all-hold rate will be entitled to the higher rate of interest for the upcoming reset period.

If the remarketing agents, in consultation with the administrator, are unable to determine the terms set forth above that are required to be established on the applicable remarketing terms determination date, then, unless the holder of the call option chooses to exercise its call option, a failed remarketing will be declared. See “Description of the Notes—The Reset Rate Notes—Failed Remarketing” in the prospectus.

SPREAD DETERMINATION DATE

On each spread determination date, the remarketing agents will set the applicable spread above or below the applicable index (if the reset rate notes are in index rate mode during the next reset period) or applicable fixed rate of interest (if the reset rate notes will be in fixed rate mode during the next reset period), in either case, at a rate that, in the reasonable opinion of the remarketing agents, will enable all of the tendered reset rate notes to be remarketed at 100% of the principal balance of the reset rate notes. In addition, if applicable, the administrator and remarketing agents will select from the bids received from the eligible swap counterparties, with which the trust will enter into one or more swap agreements to hedge basis or currency risks for the next related reset period. Furthermore, if the reset rate notes are to be reset to foreign exchange mode, the currency exchange rate, the extension rate due to the related currency swap counterparty and the failed remarketing rate for the applicable reset period will be determined pursuant to the terms of the currency swap agreement. If required for the immediately following reset period, on or before the related spread determination date, the administrator will arrange for new or additional securities identification codes to be obtained.

TIMELINE

The following chart shows a timeline of the remarketing process:

Timing	Event

Thirty To Fifteen Calendar Days Prior To Remarketing Terms Determination Date	(Administrator to provide notice to clearing agencies specifying the identity of the remarketing agents and whether tender of the reset rate notes is voluntary or mandatory)

At Least Twelve Business Days Prior To Reset Date	Remarketing Terms Determination Date (Notices sent to reset rate noteholders stating the new terms of the reset rate notes, including the related all-hold rate, if applicable)

Ten Business Days Prior To Reset Date

Notice Date

(Hold notices due from reset rate noteholders, if applicable, or they are deemed to have tendered their reset rate notes; remarketing agents determine the amount of remarketed reset rate notes available for sale)

Three Business Days Prior To Reset Date

Spread Determination Date

(Based on market conditions, the spread or fixed rate is determined by the remarketing agents for the next reset period or a failed remarketing is declared; identity of any swap counterparty (or counterparties) is determined; last date that the call option may be exercised; and if in foreign exchange mode, the outstanding principal balance of the reset rate notes in the related non-U.S. Dollar currency, the applicable currency exchange rate, the related extension rate and the related failed remarketing rate for the next reset period will be determined)

Reset Date

Reset Date

(New terms of the remarketed reset rate notes become effective; new swap agreement for next reset period becomes effective; payments to tendering noteholders of U.S. Dollar denominated notes; any interest rate swap agreement for the previous reset period terminates)

Not More Than Two Business Days After Reset Date	Special Reset Payment Date (Payments to noteholders of non-U.S. Dollar denominated reset rate notes; any currency swap agreement terminates)

CALL OPTION FOR RESET RATE NOTES

The sponsor, or its designated affiliates, will have the option to purchase the reset rate notes in their entirety on any reset date. This call option may be exercised by the sponsor, or its designated affiliates, at any time prior to the determination of the interest rate mode or the declaration of a failed remarketing on the spread determination date. The purchase price paid for the reset rate notes will be equal to their outstanding principal balance, plus accrued and unpaid interest. If the call option is exercised with respect to the reset rate notes, the interest rate will be the rate of interest that is either: (i) the rate applicable for the most recent reset period during which the failed remarketing rate was not in effect, if the reset rate notes did not have at least one related derivative product in effect during the previous reset period, or (ii) if the reset rate notes had one or more derivative products in effect during the previous reset period, the weighted average of the floating rates of interest that were due to the related counterparties from the trust estate during the previous reset period for the reset rate notes. This rate will remain in effect for each successive three-month reset period while the option holder retains the reset rate notes.

THE REMARKETING FEE FUND

On the closing date, the trust, the administrator and the remarketing agents will enter into a remarketing agreement for the remarketing of the reset rate notes. The administrator, in its sole discretion, may change the remarketing agents or designate a lead remarketing agent for the reset rate notes for any reset period at any time on or before the remarketing terms determination date. In addition, the administrator will appoint one or more additional remarketing agents, if necessary, for a reset date when the reset rate notes will be remarketed in a currency other than U.S. Dollars. A remarketing agent may resign at any time provided that no resignation may become effective on a date that is later than 15 business days prior to a remarketing terms determination date. On each remarketing terms determination date, the trust, the administrator and the remarketing agents will enter into a remarketing agreement that will set forth certain terms of the remarketing, and on the spread determination date that remarketing agreement will be supplemented to include all other required terms of the remarketing unless: (i) a failed remarketing is declared, (ii) 100% of the related reset rate noteholders have delivered a hold notice or (iii) the call option has been exercised.

Each of the remarketing agents will be entitled to receive a fee from amounts on deposit in the Remarketing Fee Fund in connection with their services for each reset date. The remarketing agents will also be entitled to reimbursement from the trust, on a subordinated basis, or from the administrator, if there are insufficient funds on a quarterly distribution date, for certain expenses associated with each remarketing. The fees associated with each successful remarketing and certain out-of-pocket expenses with respect to each reset date will be payable generally from amounts on deposit from time to time in the Remarketing Fee Fund. In addition, to the extent that the trust does not have sufficient available funds therefor on a reset date, the administrator will advance the amount of certain unpaid expenses (other than remarketing fees) associated with a remarketing, including, without limitation, the fees of the rating agencies in connection with any required satisfaction of the rating agency condition. On subsequent quarterly distribution dates, the administrator will be entitled to reimbursement from the trust for those remarketing related expenses, from available funds on a subordinated basis, as set forth under “Description of the Offered Notes—Flow of Funds” herein.

On each quarterly distribution date that is one year or less prior to a reset date, funds will be deposited into the Remarketing Fee Fund, prior to the payment of interest on the offered notes, in an amount up to the quarterly funding amount. If the amount on deposit in the Remarketing Fee Fund, after payment of any remarketing fees therefrom, exceeds the quarterly required amount on any quarterly distribution date, the excess may be withdrawn from the Remarketing Fee Fund and deposited into the Collection Fund and included in available funds for that quarterly distribution date. In addition, all investment earnings on deposit in the Remarketing Fee Fund will be withdrawn on each quarterly distribution date, deposited into the Collection Fund and included in available funds for that quarterly distribution date. If on any quarterly distribution date money in the Collection Fund is insufficient to pay interest on the class A notes, or if on the maturity date for any class of class A notes, money in the Collection Fund is insufficient to reduce the principal balance of that class to zero, money in the Remarketing Fee Fund may be transferred to the Collection Fund and used for payment of interest or principal on the class A notes, in each case, after giving effect to any transfers to the Collection Fund from the Capitalized Interest Fund, the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund and the Reserve Fund.

“Quarterly funding amount” means for any quarterly distribution date that is:

•	more than one year before the next reset date, zero; and

•	one year or less before the next reset date, an amount to be deposited to the Remarketing Fee Fund so that the amount therein equals the quarterly required amount.

“Quarterly required amount” means:

•	on any reset date, the reset period target amount, or

•	on a quarterly distribution date that is one year or less before the next reset date, the reset period target amount multiplied by 5 minus the number of quarterly distribution dates remaining until the next reset date, and divided by 5.

The “rating agency condition” will be satisfied when each rating agency then rating the reset rate notes has been given 10 days’ prior written notice of an action and has notified the administrator, the indenture trustee and the remarketing agents, if applicable, in writing that the action will not result in and of itself in the reduction or withdrawal of its then-current rating of the reset rate notes.

“Reset period target amount” means for any quarterly distribution date that is:

•	more than one year before the next reset date, zero; and

•	one year or less before the next reset date, the highest remarketing fee payable to the remarketing agents for the reset rate notes on the next reset date as determined by the administrator based on the assumed weighted average life of the reset rate notes and the maximum fee set forth on a schedule to the remarketing agreement, as that schedule may be amended from time to time.

PRINCIPAL DISTRIBUTIONS ON THE OFFERED NOTES

The aggregate outstanding principal balance of each class of offered notes will be due and payable in full no later than the stated maturity date set forth below opposite the class to which that maturity date applies:

Class A-1 Notes:	August 25, 2020
Class A-2 Notes:	August 25, 2023
Class A-3 Notes:	November 25, 2026
Class A-4 Notes:	November 27, 2028
Class A-5 Notes:	May 25, 2034
Class A-6 Notes:	May 27, 2042
Class B Notes:	August 25, 2042

The actual date on which the final distribution on each class of offered notes will be made may be earlier than the maturity dates set forth above as a result of a variety of factors.

Principal payments will be made on the class A notes in an amount equal to the lesser of:

•	the class A principal distribution amount for that quarterly distribution date; and

•	funds available to pay principal on the class A notes as described below in “—Flow of Funds.”

The class A principal distribution amount will be paid first on the class A-1 notes until paid in full, second on the class A-2 notes until paid in full, third on the class A-3 notes until paid in full, fourth on the class A-4 notes until paid in full, fifth on the class A-5 notes until paid in full and sixth on the class A-6 notes until paid in full.

If in any reset period the class A-5 notes are denominated in a currency other than U.S. Dollars, as is the case in their initial reset period, any payments due on the class A-5 notes will be made to the currency swap counterparty in U.S. Dollars and the payments received from the currency swap counterparty in the applicable currency will be used to pay the class A-5 notes. Amounts received by the trust in a non-U.S. Dollar currency from a swap counterparty with respect to principal will be paid or allocated to the applicable noteholders from the Currency Fund on the related quarterly distribution date. In addition, if in any reset period the class A-5 notes are structured not to receive principal payments until the end of such reset period, any principal payments allocated to the class A-5 notes will be deposited into the Class A-5 Account of the Accumulation Fund described below.

Principal payments will be made on the class B notes in an amount equal to the lesser of:

•	the class B principal distribution amount for that quarterly distribution date; and

•	funds available to pay principal on the class B notes as described below in “—Flow of Funds.”

The class B principal distribution amount will be allocated to the class B notes on and after the stepdown date, so long as no subordinate principal trigger event is in effect on the quarterly distribution date.

There may not be sufficient funds available to pay the full principal distribution amount on each quarterly distribution date. Amounts on deposit in the Reserve Fund, other than amounts in excess of the specified reserve fund balance that are transferred to the Collection Fund, will not be available to make principal payments on the offered notes except upon their final maturity. If an event of default occurs under the indenture, payments will not be made in the order described above. Instead, payments will be made as described in the prospectus under “Summary of the Indenture Provisions—Remedies on Default.”

The “stepdown date” will be the earlier of May 25, 2012 and the first date on which no class A notes remain outstanding. A “subordinate principal trigger event” will occur on any quarterly distribution date while any class A notes are outstanding if the outstanding principal balance of the offered notes, less any amounts on deposit in the Accumulation Fund exclusive of investment earnings and, after giving effect to distributions to be made on that quarterly distribution date, exceeds the adjusted pool balance as of the end of the related collection period.

The “principal distribution amount” on a quarterly distribution date is the excess, if any, of the outstanding principal balance of the offered notes over the result of (i) the adjusted pool balance divided by (ii) one hundred and one-quarter percent (100.25%). On any quarterly distribution date on which a subordinate principal trigger event occurs, any funds remaining in the collection fund will be deemed to be principal distribution amounts.

The “class A principal distribution amount” is equal to the principal distribution amount times the class A percentage. The “class B principal distribution amount” is equal to the principal distribution amount times the class B percentage.

For each quarterly distribution date the “class A percentage” will equal 100% minus the class B percentage. The “class B percentage” will equal:

•	0% prior to the stepdown date or on any other quarterly distribution date if a subordinate principal trigger event is in effect; or

•	on all other quarterly distribution dates, the percentage equivalent of a fraction, the numerator of which is the aggregate principal balance of the class B notes and the denominator of which is the aggregate principal balance of all outstanding offered notes, or U.S. Dollar equivalent based on the currency exchange rate in any applicable currency swap agreement, less any amounts on deposit in the Class A-5 Account of the Accumulation Fund, exclusive of investment earnings, and in each case determined on the determination date for that quarterly distribution date.

“Adjusted pool balance” means, for any quarterly distribution date,

•	if the pool balance as of the last day of the related collection period is greater than 40% of the initial pool balance, the sum of that pool balance, any amounts on deposit in the Capitalized Interest Fund and the specified reserve fund balance for that quarterly distribution date; or

•	if the pool balance as of the last day of the related collection period is less than or equal to 40% of the initial pool balance, that pool balance.

“Pool balance” for any date means the aggregate principal balance of the trust’s student loans on that date, including accrued interest that is expected to be capitalized and money on deposit in the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund (excluding amounts that will become available funds on the next quarterly distribution date), as reduced by the principal portion of:

•	all payments received by the trust through that date from borrowers on the student loans, the guarantee agencies and the U.S. Department of Education;

•	all amounts received by the trust through that date from purchases of student loans by the depositor, a servicer or the sponsor (or its designated affiliate);

•	all liquidation proceeds and realized losses on the student loans through that date;

•	the amount of any adjustment to balances of the student loans that any servicer is permitted to make under a servicing agreement through that date; and

•	the amount by which guarantor reimbursements of principal on defaulted student loans through that date are reduced from 100%, as required by the risk sharing provisions of the Higher Education Act.

The “initial pool balance” means the pool balance as of the cut-off date plus amounts on deposit in the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund as of the closing date.

“Available funds” includes:

•	all collections on the student loans, except:

•	collections of principal applied to repurchase loans from a guarantee agency or a servicer; and

•	amounts paid to the Department of Education or borrowers;

•	interest benefit payments and special allowance payments;

•	net amounts collected with respect to defaulted loans;

•	amounts received from the depositor and the servicers for repurchased loans;

•	interest and gains on amounts on deposit in any fund or account other than a collateral fund;

•	payments received from the currency swap counterparty;

•	certain amounts transferred from the Remarketing Fee Fund; and

•	any other amounts deposited to the collection fund.

ALLOCATION OF PRINCIPAL TO ACCUMULATION FUND

If on any quarterly distribution date principal would be payable to the reset rate notes during a reset period when the reset rate notes are structured not to receive a payment of principal until the end of the reset period, principal generally will be allocated to the reset rate notes and deposited into the Class A-5 Account of the Accumulation Fund. Those principal amounts will remain in the Class A-5 Account of the Accumulation Fund until the next reset date for the reset rate notes, unless there occurs, prior to that reset date, an optional purchase or mandatory auction of the student loans held in the trust estate. On that reset date, all amounts on deposit in the Class A-5 Account of the Accumulation Fund, less any investment earnings, including any allocation of principal made on that quarterly distribution date, will be distributed to the reset rate noteholders, as of the related record date, as a payment of principal (or if in foreign exchange mode, on or about that reset date to the related swap counterparty, in exchange for the equivalent amount of the applicable non-U.S. Dollar currency to be paid to the reset rate noteholders on or about that reset date).

However, in the event that on any quarterly distribution date the amount on deposit in the Class A-5 Account of the Accumulation Fund, less any investment earnings, would equal the outstanding principal balance (or if in foreign exchange mode, the U.S. Dollar equivalent thereof) of the reset rate notes, then no additional amounts will be deposited into the Class A-5 Account of the Accumulation Fund, and all amounts therein, less any investment earnings, will be distributed on the next reset date to the reset rate noteholders (or if in foreign exchange mode, on or about that reset date to the related currency swap counterparty, in exchange for the equivalent amount of the applicable non-U.S. Dollar currency to be paid to the reset rate noteholders on or about that reset date). On that reset date the outstanding principal balance of the reset rate notes will be reduced to zero. Amounts on deposit in the Class A-5 Account of the Accumulation Fund, less any investment earnings, may be used only to pay principal on the reset rate notes or to make payments to a currency swap counterparty (but solely in exchange for the equivalent amount of the applicable non-U.S. Dollar currency at the conversion rate set forth in a currency swap agreement) and for no other purpose. All investment earnings on deposit in the Class A-5 Account of the Accumulation Fund will be transferred into the Collection Fund on each quarterly distribution date.

If amounts are deposited into or are on deposit in the Class A-5 Account of the Accumulation Fund, the indenture trustee, subject to available funds, will deposit into the Supplemental Interest Fund the supplemental interest deposit amount as described below in “Flow of Funds.” The supplemental interest deposit amount equals with respect to any quarterly distribution date during a reset period when the reset rate notes are structured not to receive a payment of principal until the end of the reset period, the product of:

•	the difference between (a) the weighted average of the LIBOR-based rates (as determined on the LIBOR Determination Date immediately preceding that quarterly distribution date) that will be payable by the trust to any related swap counterparties on the next quarterly distribution date, or the LIBOR-based rate (as determined on the LIBOR Determination Date immediately preceding that quarterly distribution date) that will be payable by the trust to the reset rate noteholders on the next quarterly distribution date, as applicable, and (b) an assumed rate of investment earnings that satisfies the rating agency condition,

•	the amount on deposit in the Class A-5 Account of the Accumulation Fund immediately after that quarterly distribution date, and

•	the actual number of days from that quarterly distribution date to the next reset date, divided by 360.

FLOW OF FUNDS

Servicing fees will be paid to each servicer on each monthly servicing payment date that is not a quarterly distribution date from money available in the Collection Fund. A “monthly servicing payment date” will occur on the 25th day of each month, provided that if the 25th day of a month is not a business day, the monthly servicing payment date for that month will occur on the next business day. In addition, each month money available in the Collection Fund will be used to pay fees and expenses of the trust, including amounts due to the U.S. Department of Education and the guarantee agencies with respect to student loans the trust owns. On each quarterly distribution date, prior to an event of default, available funds in the Collection Fund will be used to make the following deposits and distributions, in the following order:

•	first, to the servicers, the indenture trustee and the Delaware trustee, as applicable, pro rata, to pay servicing and trustees’ fees due to such parties plus prior unpaid servicing and trustees’ fees;

•	second, any amount required to be deposited to the Remarketing Fee Fund;

•	third, to the administrator, the administration fee and any prior unpaid administration fees;

•	fourth, to the class A noteholders (other than the holders of reset rate notes if a currency swap agreement is then in effect) and swap counterparties, pro rata, interest on the class A notes, including any previously accrued and unpaid interest, and to pay amounts due on any derivative product or swap agreement, including any currency swap agreement for the reset rate notes, pari passu with the class A notes including priority termination payments;

•	fifth, to the class B noteholders, provided no subordinate interest trigger event is in effect, interest on the class B notes, including any previously accrued and unpaid interest;

•	sixth, to the class A noteholders, the class A principal distribution amount in the following order:

•	to the class A-1 noteholders until the outstanding principal balance on the class A-1 notes is paid in full;

•	to the class A-2 noteholders until the outstanding principal balance on the class A-2 notes is paid in full;

•	to the class A-3 noteholders until the outstanding principal balance on the class A-3 notes is paid in full;

•	to the class A-4 noteholders until the outstanding principal balance on the class A-4 notes is paid in full;

•	to the class A-5 noteholders until (a) the outstanding principal balance on the class A-5 notes is paid in full or (b) the amounts on deposit in the Accumulation fund are sufficient to reduce the outstanding balance of the class A-5 notes to zero, provided that

•	if the reset rate notes are denominated in U.S. Dollars and are structured not to receive a payment of principal until the end of the related reset period, principal payments will be allocated to the Class A-5 Account of the Accumulation Fund until amounts on deposit therein are sufficient to pay the outstanding principal balance of the class A-5 notes in full; or

•	if the reset rate notes are denominated in a currency other than U.S. Dollars (as is the case during the initial reset period), principal payments will be made either to the currency swap counterparty or will be allocated to the Class A-5 Account of the Accumulation Fund (if the reset rate notes are structured not to receive a payment of principal until the end of the reset period) until the U.S. Dollar equivalent of the outstanding principal balance of the class A-5 notes has been distributed to the currency swap counterparty or allocated to the Class A-5 Account of the Accumulation Fund; and

•	to the class A-6 noteholders until the outstanding principal balance on the class A-6 notes is paid in full;

•	seventh, if applicable, to the Supplemental Interest Fund, any supplemental interest deposit amount;

•	eighth, to the class B noteholders, on and after the stepdown date, and provided no subordinate principal trigger event is in effect on such quarterly distribution date, the class B principal distribution amount until the class B notes are paid in full;

•	ninth, to the Reserve Fund, the amount, if any, necessary to restore the Reserve Fund to the specified reserve fund balance;

•	tenth, to any derivative product or swap counterparty, any non-priority termination payments due to such counterparty under the applicable derivative product or swap agreement not payable above;

•	eleventh, to the administrator, as reimbursement for payments made by it in connection with a remarketing pursuant to the remarketing agreement;

•	twelfth, to the class A and class B noteholders, if the student loans are not sold pursuant to the optional purchase or mandatory auction, to pay as accelerated payments of principal to the holders of the notes in the same order and priority as set forth above until the notes are paid in full;

•	thirteenth, if applicable, to the class C noteholders any remaining amounts until the class C notes are paid in full; and

•	fourteenth, to the depositor, any remaining amounts.

A “subordinate interest trigger event” will occur on any quarterly distribution date on which the product of (a) outstanding principal amount of the class A notes, after giving effect to any payments of principal with respect to the offered notes on that quarterly distribution date and (b) 98% exceeds (i) the sum of (A) the pool balance and (B) the sum of the amounts on deposit in the Capitalized Interest Fund and the Reserve Fund minus (ii) the specified reserve fund balance. If a subordinate interest trigger event is in effect on a quarterly distribution date, distributions of interest otherwise payable to class B noteholders will not be paid on that quarterly distribution date; provided, however, that funds in the Capitalized Interest Fund and the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund may be used (in that order) to pay class B interest on that quarterly distribution date to the extent such funds are available after giving effect to priorities first through fourth above, regardless of whether a subordinate interest trigger event is in effect.

OPTIONAL PURCHASE AND MANDATORY AUCTION

The sponsor or its assignee may, but is not required to, repurchase the remaining student loans in the trust when the pool balance is 10% or less of the initial pool balance. If this purchase option is exercised, the student loans will be sold to the sponsor or its assignee and the proceeds will be used on the succeeding quarterly distribution date to repay outstanding notes, which will result in early retirement of the offered notes.

If the sponsor or its assignee exercises its purchase option, the purchase price will equal the amount required to prepay in full, including all accrued interest, the remaining student loans held by the trust plus the appraised value of the other property in the trust (other than funds and accounts), but not less than a prescribed minimum purchase price. The prescribed minimum purchase price is the amount that, when combined with amounts on deposit in the funds and accounts held under the indenture, would be sufficient to:

•	reduce the outstanding principal amount of each class of offered notes then outstanding on the related quarterly distribution date to zero;

•	pay to the noteholders the interest payable on the related quarterly distribution date;

•	pay any unpaid servicing fees, administration fees and trustees’ fees; and

•	pay any amounts due on any derivative product agreement.

If any offered notes are outstanding and the sponsor or its assignee does not notify the indenture trustee of its intention to exercise its right to purchase student loans in the trust when the pool balance is 10% or less of the initial pool balance, an amount of loans sufficient to redeem the outstanding notes will be offered for sale by the indenture trustee on or before the next succeeding quarterly distribution date. The sponsor or one or more designated affiliates and unrelated third parties may offer to purchase the trust’s student loans in the auction. The proceeds of any auction sale will be used to retire any outstanding notes.

The indenture trustee will solicit and resolicit new bids from all participating bidders until only one bid remains or the remaining bidders decline to resubmit bids. The indenture trustee will accept the highest bid remaining if it equals or exceeds both the minimum purchase price described above and the fair market value of the student loans remaining in the trust estate. If the highest bid after the solicitation process does not equal or exceed both the minimum purchase price described above and the fair market value of the student loans remaining in the trust estate, the indenture trustee will not complete the sale. If the sale is not completed, the indenture trustee may, but will not be obligated to, solicit bids for the sale of the trust’s student loans with respect to future quarterly distribution dates using procedures similar to those described above. If the administrator requests it to do so, the indenture trustee will be obligated to make such solicitations. The indenture trustee may or may not succeed in soliciting acceptable bids for the trust’s student loans either on the auction date or subsequently.

If the trust’s student loans are not sold as described above, on each subsequent quarterly distribution date, all amounts on deposit in the Collection Fund after giving effect to all withdrawals, except withdrawals payable to any class C noteholder and the depositor, will be distributed as accelerated payments of principal on the offered notes, until they have been paid in full.

PREPAYMENT, YIELD AND MATURITY CONSIDERATIONS

Generally, all of the trust’s student loans are prepayable in whole or in part, without penalty, by the borrowers at any time, or as a result of a borrower’s default, death, disability or bankruptcy and subsequent liquidation or collection of guarantee payments with respect to such loans. The rates of payment of principal on a class of offered notes and the yield on a class of offered notes may be affected by prepayments of the trust’s student loans. Because prepayments generally will be paid through to noteholders as distributions of principal, it is likely that the actual final payments on a class of offered notes will occur prior to such class of notes’ final maturity date. Accordingly, in the event that the trust’s student loans experience significant prepayments, the actual final payments on a class of offered notes may occur substantially before their final maturity date, causing a shortening of the notes’ weighted average life. Weighted average life refers to the average amount of time that will elapse from the date of issuance of an offered note until each dollar of principal of such note will be repaid to the investor.

The rate of prepayments on the trust’s student loans cannot be predicted and may be influenced by a variety of economic, social and other factors. Generally, the rate of prepayments may tend to increase to the extent that alternative financing becomes available on more favorable terms or at interest rates significantly below the interest rates payable on the trust’s student loans. In addition, the depositor is obligated to repurchase any student loan as a result of a breach of any of its representations and warranties relating to the trust’s student loans, and each servicer is obligated to repurchase any student loan as a result of a breach of certain covenants with respect to such student loan, in the event such breach materially adversely affects the interests of the trust in that student loan and is not cured within the applicable cure period.

However, scheduled payments with respect to, and maturities of, the trust’s student loans may be extended, including pursuant to grace periods, deferral periods and forbearance periods. The rate of payment of principal on a class of offered notes and the yield on such notes may also be affected by the rate of defaults resulting in losses on the trust’s student loans that may have been liquidated, by the severity of those losses and by the timing of those losses, which may affect the ability of the guarantors to make guarantee payments on such student loans. In addition, the maturity of certain of the trust’s student loans may extend beyond the final maturity date for a class of offered notes.

See “Weighted Average Lives, Expected Maturities and Percentages of Original Principal Remaining at Each Quarterly Distribution Date for the Offered Notes” attached to this prospectus supplement as Appendix I.

CREDIT ENHANCEMENT

RESERVE FUND

Approximately $4,916,602 of the proceeds of the offered notes will be deposited into the Reserve Fund on the closing date. The “specified reserve fund balance” will be the greater of (a) one quarter of one percent (0.25%) of the pool balance and (b) $2,949,961; provided that in no event will the specified reserve fund balance exceed the principal amount of the offered notes. Amounts in the Reserve Fund may be reduced in connection with the reduction of the outstanding principal balance of the trust student loans. The specified reserve fund balance may be decreased with a rating confirmation. Any amounts in the Reserve Fund in excess of the specified reserve fund balance following such decrease will be deposited in the Collection Fund. In the event of a collection fund shortfall, amounts on deposit in the Reserve Fund will be transferred to the Collection Fund to cover the shortfall to the extent amounts on deposit in the Capitalized Interest Fund and the Prefunding Account and the Add-On Consolidation Loan Account of the Acquisition Fund are not sufficient to cover the shortfall, provided, that amounts transferred from the Reserve Fund to the Collection Fund while a subordinate interest trigger event is in effect will not be used to pay interest on the class B notes. To the extent the amount in the Reserve Fund falls below the specified reserve fund balance, the Reserve Fund will be replenished on each quarterly distribution date from funds available in the Collection Fund as described above under “Description of the Offered Notes—Flow of Funds.”

The Reserve Fund is intended to enhance the likelihood of timely distributions of interest to the noteholders and to decrease the likelihood that the noteholders will experience losses. In some circumstances, however, the Reserve Fund could be reduced to zero. Except on the final maturity date of a class of notes, amounts on deposit in the Reserve Fund, other than amounts in excess of the specified reserve fund balance that are transferred to the Collection Fund, will not be available to cover any principal payment shortfalls. On the final maturity date of a class of notes, amounts on deposit in the Reserve Fund will be available to pay principal on the notes and accrued interest.

SUBORDINATED NOTES

The class B notes are subordinate notes. The rights of the class B noteholders to receive payments of interest are subordinated to the rights of the class A noteholders to receive payments of interest. Similarly, the rights of the class B noteholders to receive payments of principal are subordinated to the rights of the class A noteholders to receive payments of interest and principal. This subordination is intended to enhance the likelihood of regular receipt by the class A noteholders of the full amount of the payments of interest and principal due them and to protect the class A noteholders against losses. See “Risk Factors—Subordination of the class B notes and payment priorities may result in a greater risk of loss” above and “Description of Credit Enhancement and Derivative Products—Credit Enhancement—Subordinate Notes” in the prospectus.

CAPITALIZED INTEREST FUND

Approximately $80,000,000 of the proceeds from the sale of the offered notes will be deposited into a Capitalized Interest Fund. In the event of a collection fund shortfall, amounts on deposit in the Capitalized Interest Fund will be transferred to the Collection Fund to cover the shortfall prior to any amounts being transferred from the Prefunding Account or the Add-On Consolidation Loan Account of the Acquisition Fund or the Reserve Fund. Amounts released from the Capitalized Interested Fund will not be replenished. On the quarterly distribution date in each month set forth below, any amounts remaining in the Capitalized Interest Fund in excess of the amount set forth opposite such month will be transferred to the Collection Fund.

August 2006	$67,000,000
November 2006	57,000,000
February 2007	49,000,000
May 2007	43,000,000
August 2007	38,000,000
November 2007	33,000,000
February 2008	29,000,000
May 2008	25,000,000
August 2008	21,000,000
November 2008	0

CURRENCY SWAP AGREEMENT

On the closing date, the trust will enter into a currency swap agreement for the class A-5 notes with Barclays Bank PLC as the currency swap agreement counterparty.

SUMMARY OF THE SWAP AGREEMENT

The currency swap agreement will be documented under a 1992 ISDA Master Agreement (Multicurrency—Cross Border) modified to reflect the terms of the class A-5 notes and the indenture. The significance percentage for the currency swap agreement, calculated in accordance with Item 1115 of Regulation AB, is estimated to exceed 20% of the aggregate outstanding principal balance of the class A-5 notes on the date of issuance.

Because the purchase price for the class A-5 notes will be paid by investors in Euros, but the trust will purchase the student loans in U.S. Dollars, on the closing date the currency swap counterparty will convert amounts received in Euros by the trust from the sale of the class A-5 notes into U.S. Dollars, which will be delivered to the trust as net proceeds from the sale of the class A-5 notes. The amounts received in Euros by the trust will be converted to U.S. Dollars using an exchange rate of €1.00 = $1.2816. We sometimes refer to this exchange rate as the “initial Euro exchange rate”.

PAYMENTS PRIOR TO FAILED REMARKETING

Prior to the occurrence of a failed remarketing, generally on or before the third business day immediately preceding each quarterly distribution date through the initial reset date for the class A-5 notes, the trust will be obligated to pay to the currency swap agreement counterparty under the currency swap agreement, from available funds, and if necessary, the Capitalized Interest Fund, the Acquistion Fund and the Reserve Fund, pari passu with interest payments to the class A noteholders, an amount in U.S. Dollars equal to the product of:

•	three-month LIBOR plus 0.1075%;

•	an amount equivalent to the U.S. Dollar equivalent of the outstanding principal balance of the class A-5 notes immediately preceding that quarterly distribution date; and

•	a fraction, the numerator of which is the actual number of days elapsed in the related interest accrual period, and the denominator of which is 360.

In exchange for the interest payments made under the currency swap agreement, the currency swap agreement counterparty will be obligated to pay to a paying agent, on behalf of the trust, an amount of Euros equal to the product of:

•	EURIBOR (determined as of the same time and in the same manner as for the class A-5 notes for the related interest accrual period) plus the interest rate margin applicable to the class A-5 notes;

•	an amount equivalent to the outstanding principal balance of the class A-5 notes denominated in Euros, immediately preceding that quarterly distribution date; and

•	a day count fraction using the Actual/360 accrual method, as described under “Description of the Notes—Index Rate Notes” in the prospectus.

Furthermore, on or before each quarterly distribution date prior to the occurrence of a failed remarketing, the trust will deliver to the currency swap agreement counterparty all principal otherwise allocated to the class A-5 notes in reduction of their outstanding principal balance. In return, the currency swap agreement counterparty will deliver to the paying agent, for distribution to the class A-5 noteholders, the equivalent amount of Euros, using the initial Euro exchange rate, in reduction of the outstanding principal balance of the class A-5 notes.

SUCCESSFUL REMARKETING; EXERCISE OF THE CALL OPTION

On the reset date corresponding to the successful remarketing or an exercise of the call option for the class A-5 notes, the currency swap agreement will also be utilized to convert an amount equal to the payment of principal in U.S. Dollars by the trust that would have been made to the class A-5 noteholders on the reset date if not for the existence of the currency swap agreement and all secondary market trade proceeds received by the remarketing agents in U.S. Dollars directly from the purchasers of the class A-5 notes (or indirectly from the currency swap agreement counterparty pursuant to a new currency swap agreement) or call option amounts into the amount of Euros required to pay principal in full to the selling class A-5 noteholders, using the initial Euro exchange rate.

FAILED REMARKETING

In the event that a failed remarketing occurs on the initial reset date for the class A-5 notes, and continues for each three-month reset period thereafter until the currency swap agreement terminates in accordance with its terms, the interest payable by the trust to the currency swap agreement counterparty under the currency swap agreement on or before the third business day immediately preceding each quarterly distribution date will be changed to equal the product of:

•	the extension rate;

•	an amount equivalent to the U.S. Dollar equivalent of the outstanding principal balance of the class A-5 notes immediately following the preceding quarterly distribution date; and

•	a fraction, the numerator of which is the actual number of days elapsed in the related interest accrual period, and the denominator of which is 360;

and the interest payable by the currency swap agreement counterparty under the currency swap agreement will be payable to the paying agent on or before the third business day immediately preceding each quarterly distribution date in an amount equal to the product of:

•	the failed remarketing rate;

•	an amount equivalent to the outstanding principal balance of the class A-5 notes, denominated in Euros, immediately following the preceding quarterly distribution date; and

•	a day count fraction using the Actual/360 accrual method, as described under “Description of the Notes—Index Rate Notes” in the prospectus.

Furthermore, in the event that the currency swap agreement for the class A-5 notes remains in effect due to one or more consecutive failed remarketings, on or before each quarterly distribution date after the initial reset date for the class A-5 notes, the trust will deliver to the currency swap agreement counterparty all principal otherwise allocated to the class A-5 notes in reduction of their outstanding principal balance. In return, the currency swap agreement counterparty will deliver to the paying agent, for distribution to the class A-5 noteholders, the equivalent amount of Euros, using the initial Euro exchange rate, in reduction of the outstanding principal balance of the class A-5 notes.

For the reset date for the class A-5 notes, the trust will make payments of interest and principal to the applicable class A-5 noteholders, from amounts received from the currency swap agreement counterparty, no later than the second business day following the reset date together with additional interest on the applicable principal balance at the related interest rate and in Euros from and including the reset date to, but excluding, the actual payment date. For any reset period thereafter following a reset date upon which a failed remarketing has occurred, up to and including the reset date resulting in a successful remarketing or an exercise of the call option, the trust will make payments of interest and principal to the applicable class A-5 noteholders from amounts received from the currency swap agreement counterparty, no later than the second business day following the reset date without the payment of any additional interest.

In addition, on or before the third business day immediately preceding the final maturity date for the class A-5 notes, if the currency swap agreement is still in effect, the trust is obligated to deliver to the currency swap agreement counterparty the amount of the remaining outstanding principal balance of the class A-5 notes in U.S. Dollars, and in return the currency swap agreement counterparty will deliver to the paying agent, for distribution to the class A-5 noteholders, the equivalent amount of Euros as payment in full of the outstanding principal balance of the class A-5 notes.

TERMINATION DATES

The currency swap agreement will terminate, in accordance with its respective terms, on the earliest to occur of:

•	the next succeeding reset date for which there is a successful remarketing of the class A-5 notes;

•	the reset date for which the call option is exercised;

•	three business days prior to the quarterly distribution date on which the outstanding principal balance of the class A-5 notes is reduced to zero;

•	the third business day prior to the scheduled termination date of the currency swap agreement which is the quarterly distribution date in May 2034; and

•	the date on which the trust estate is liquidated following an event of default and the proceeds have been distributed pursuant to an indenture.

No currency swap agreement will terminate solely as a result of a failed remarketing.

As described above, the currency swap agreement counterparty is required to make a payment to the trust only to the extent that the corresponding payment in U.S. Dollars is made by the trust to the currency swap agreement counterparty.

MODIFICATIONS AND AMENDMENTS

The indenture contains provisions permitting the trust, with the consent of the indenture trustee, to enter into any amendments to a currency swap agreement to cure any ambiguity in, or correct or supplement any provision of, that currency swap agreement, so long as the trust determines, and the indenture trustee agrees in writing, that any related amendment will not materially adversely affect the interests of the noteholders, notice has been given to the rating agencies and the rating agency condition has been satisfied.

DEFAULT UNDER THE CURRENCY SWAP AGREEMENT

Events of default under the currency swap agreement are limited to:

•	the failure of the trust or the currency swap agreement counterparty to pay any amount when due under the currency swap agreement after giving effect to any grace period; provided, that with respect to the trust, the trust has available, after all prior obligations of the trust, sufficient funds to make the payment;

•	the occurrence of a bankruptcy of the trust or an event of insolvency or bankruptcy of the currency swap agreement counterparty; and

•	the following other standard events of default under the 1992 ISDA Master Agreement. “Breach of Agreement” (not applicable to the trust), “Credit Support Default” (not applicable to the trust), “Misrepresentation” (not applicable to the trust), “Cross-Default” (not applicable to the trust) and “Merger Without Assumption” (not applicable to the trust), as described in Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(vi) and 5(a)(viii), respectively, of the 1992 ISDA Master Agreement.

TERMINATION EVENTS

The currency swap agreement will contain usual and customary termination events and will also include an additional termination event relating to a downgrade of the currency swap agreement counterparty’s or its credit support provider’s credit rating. This additional termination event will occur if the currency swap agreement counterparty has not, within an applicable grace period not to exceed 30 business days of a downgrade event, procured a collateral arrangement (and delivered any collateral required to be delivered at that time), a replacement currency swap agreement acceptable to the rating agencies for the notes or a swap agreement rating confirmation, or taken any other action required by the currency swap agreement. A “swap agreement rating confirmation” is a confirmation from each rating agency then rating the notes that an action or a rating event with respect to an interest rate swap agreement or currency swap agreement, as applicable, will not result in a reduction, qualification or withdrawal of the current rating of the notes.

In addition, the currency swap agreement will contain the following termination events:

•	subject to an applicable grace period, the currency swap agreement counterparty fails to comply with or perform any agreement or undertaking contained in a disclosure agreement between the currency swap counterparty, the depositor, the sponsor, the issuing entity and the underwriters for the notes, which will require the currency swap agreement counterparty to deliver to the issuing entity specified financial and other information regarding the currency swap counterparty to enable the depositor and the issuing entity to comply with their reporting obligations to the SEC; and

•	without the prior consent of the currency swap agreement counterparty, the issuing entity waives or modifies the indenture or other documents relating to the notes in any manner that would adversely and materially affect the currency swap agreement counterparty under the currency swap agreement.

EARLY TERMINATION OF A CURRENCY SWAP AGREEMENT

Upon the occurrence of any default or termination event under a currency swap agreement, the non-defaulting party or the non-affected party, as the case may be, will have the right to designate an early termination date upon the occurrence of that default or termination event.

Upon any early termination of a currency swap agreement, either the trust or the currency swap agreement counterparty, as the case may be, may be liable to make a termination payment to the other, regardless of which party has caused that termination. The amount of that termination payment will be based on the value of the swap transaction under the currency swap agreement computed in accordance with the procedures in that currency swap agreement. In the event that the trust is required to make a termination payment following a default under the applicable currency swap agreement resulting from a payment default by the trust or a bankruptcy event with respect to the trust, those payments will be payable pari passu with interest payable on the class A notes. However, in the event that a termination payment is owed to the currency swap agreement counterparty following any other default of the trust, any default resulting from a default of the currency swap agreement counterparty or a termination event under any currency swap agreement, the termination payment will be subordinate to the right of the noteholders to receive full payment of principal of and interest on the notes on that quarterly distribution date, to the required deposits to the Supplemental Interest Fund and to the replenishment of the Reserve Fund to the specified reserve fund balance.

CURRENCY SWAP AGREEMENT COUNTERPARTY

Barclays Bank PLC was established by Royal Charter on 1st June 1836 as the Colonial Bank. It was reincorporated in 1925 under the Colonial Bank Act 1925 in which year it amalgamated with the National Bank of South Africa Limited and the Anglo-Egyptian Bank Limited and changed its name to Barclays Bank (Dominion, Colonial and Overseas). The name was shortened to Barclays Bank D.C.O. in September 1954 and changed to Barclays Bank International Limited in October 1971. On 4th October 1971 it was registered under the Companies Acts 1948 to 1967. On 27th November 1981 it became a private company for the purposes of the Companies Act 1980. Pursuant to the Barclays Bank Act 1984, on 1st January 1985, it was re-registered as a public limited company and its name was changed from Barclays Bank International Limited to Barclays Bank PLC. Barclays Bank PLC is a company validly existing under the laws of England and Wales under registration number 1026167. It has its registered head office at 1 Churchill Place, London E14 5HP. Barclays Bank PLC and its subsidiary undertakings

(taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalisation.

The short term unsecured obligations of Barclays Bank PLC are rated A-1+ by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch Ratings Limited and the long-term obligations of Barclays Bank PLC are rated AA by Standard & Poor’s, Aa1 by Moody’s and AA+ by Fitch Ratings Limited.

By Regulation, the European Union agreed that virtually all listed companies must use International Financial Reporting Standards (“IFRS”) adopted for use in the European Union in the preparation of their 2005 consolidated accounts. The Group has applied IFRS from 1 January 2004, with the exception of the standards relating to financial instruments (IAS 32 and IAS 39) and insurance contracts (IFRS 4) which were applied only with effect from 1 January 2005. Therefore, in the Group’s 2005 Annual Report, the impacts of adopting IAS 32, IAS 39 and IFRS 4 are not included in the 2004 comparatives in accordance with First-time Adoption of International Financial Reporting Standards (IFRS 1). The results for 2005 are therefore not entirely comparable to those for 2004 in affected areas.

Based on the Group’s audited financial information for the year ended 31 December 2005, the Group had total assets of £924,170 million (2004: £538,300 million), total net loans and advances1 of £300,001 million (2004: £343,041 million), total deposits2 of £313,811 million (2004: £328,516 million), and total shareholders’ equity of £24,243 million (2004: £16,849 million) (including minority interests of £1,578 million (2004: £211 million)). The profit before tax of the Group for the year ended 31 December 2005 was £5,311 million (2004: £4,589 million) after impairment charges on loans and advances and other credit provisions of £1,571 million (2004: £1,093 million).

Barclays Bank PLC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files and submits reports and other information with the SEC. Barclays Bank PLC’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The audited financial statements contained in the joint Annual Report of Barclays PLC and Barclays Bank PLC, as filed with the Securities and Exchange Commission on Form 20-F on April 3, 2006 in respect of the year ended December 31, 2005, are incorporated by reference herein.

All documents subsequently filed by Barclays Bank PLC pursuant to Section 13(a) or 15(d) of the Exchange Act prior to the termination of the offering also shall be deemed to be incorporated by reference into the prospectus.

EXPERTS

The report dated March 9, 2006 relating to the financial statements of Barclays PLC and Barclays Bank PLC, which appears in the 2005 Annual Report to Shareholders of Barclays PLC, which is incorporated by reference in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2005, is incorporated by reference herein in reliance upon the audit report of PricewaterhouseCoppers LLP, London, England, an independent registered public accounting firm, given upon authority of said firm as experts in auditing and accounting.

[1]	Total net loans and advances include balances relating to both bank and customer accounts.
[2]	Total deposits include deposits from bank and customer accounts.

ERISA CONSIDERATIONS

Subject to the important considerations described below and under “ERISA Considerations” in the accompanying prospectus, the offered notes are eligible for purchase by pension, profit-sharing or other employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as any entity holding “plan assets” of any of the foregoing (each, a “Benefit Plan”).

Although there is little guidance on the subject, assuming the offered notes constitute debt for local law purposes, the trust believes that, at the time of their initial issuance, the offered notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation (as defined in the accompanying prospectus). This determination is based in part upon the traditional debt features of the offered notes, including the reasonable expectation of purchasers of the offered notes that such notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the offered notes for ERISA purposes could change if the trust incurs losses. This risk of recharacterization is enhanced for offered notes that are subordinated to other classes of securities.

By acquiring an offered note, each purchaser and transferee will be deemed to represent, warrant and covenant that either (i) it is not acquiring the offered note with the assets of a Benefit Plan or any other plan that is subject to a law that is substantially similar to ERISA or Section 4975 of the Code; or (ii) the acquisition, holding and disposition of the note will not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code based on the exemptive relief available under one of the Prohibited Transaction Class Exemptions identified under “ERISA Considerations” in the accompanying prospectus or another exemption, all of the conditions of which have been satisfied.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

On the closing date, Mayer, Brown, Rowe & Maw LLP will render, with respect to the offered notes, its opinion to the effect that the offered notes will be treated as debt, rather than as an interest in the student loans, and that the trust will not be characterized as an association or publicly traded partnership taxable as a corporation each for federal income tax purposes. Such opinion is not binding on the Internal Revenue Service and there is no assurance that such characterization would prevail if challenged. See “Material Federal Income Tax Consequences” in the prospectus.

REPORTS TO NOTEHOLDERS

Quarterly reports concerning Goal Capital Funding Trust 2006-1 will be delivered to noteholders. Generally, you will receive those reports not from the trust, but through the clearing agencies as the registered holders of the offered notes. See “Book-Entry Registration” in the prospectus.

The trust will file with the SEC periodic reports required under the Securities Exchange Act of 1934 and SEC rules.

ADDITIONAL INFORMATION

Pursuant to Item 1105 of Regulation AB, static pool information regarding the sponsor’s previous student loan securitizations is available on the internet at http://www.goalfinancial.net/investor_relations/staticpool.aspx. See “Incorporation of Documents by Reference; Where to Find Additional Information” in the prospectus. Static pool information concerning the sponsor’s securitization activities prior to January 1, 2006 is not part of this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the prospectus, including those concerning expectations as to the trust’s ability to purchase eligible student loans, to structure and to issue competitive securities, the trust’s ability to pay notes, and certain other information presented in this prospectus supplement and the prospectus, constitute “forward-looking statements,” which represent the sponsor’s expectations and beliefs about future events. Actual results may vary materially from such expectations. For a discussion of the factors which could cause actual results to differ from expectations, please see the caption entitled “Risk Factors” in this prospectus supplement and in the prospectus.

PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the underwriting agreement dated as of May 18, 2006, among the depositor and the underwriters named below, the depositor has agreed to cause the trust to sell to each of the underwriters, and each of the underwriters has agreed to purchase from the trust, the principal amount of the notes set forth opposite its name.

	Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-6	Class B
Banc of America Securities LLC	$124,438,000	$84,462,000	$107,340,000	$71,352,000	€0	$68,514,000	$21,496,000
Banc of America Securities Limited	0	0	0	0	106,551,000	0	0
Barclays Capital Inc.	131,505,000	89,260,000	113,436,000	75,405,000	0	72,406,000	22,717,000
Barclays Bank PLC	0	0	0	0	112,604,000	0	0
Deutsche Bank Securities Inc.	152,708,000	103,651,000	131,725,000	87,563,000	0	84,080,000	26,382,000
Deutsche Bank AG, London Branch	0	0	0	0	130,764,000	0	0
Fortis Bank nv-sa	0	0	0	0	81,000	0	0

Total	$408,651,000	$277,373,000	$352,501,000	$234,320,000	€350,000,000	$225,000,000	$70,595,000

The underwriters have advised that they propose to offer the notes to the public initially at the respective offering prices set forth below, and to certain dealers at these prices less concessions not in excess of the concessions listed below. The underwriters may allow and the dealers may reallow concessions to other dealers not in excess of the reallowances listed below. After the initial public offering, these prices and concessions may change.

	Initial Public Offering Price	Underwriting Discount	Proceeds to the Trust*	Selling Concessions Not to Exceed	Reallowance Not to Exceed
Class A-1 Notes	$408,651,000	0.155%	$408,017,591	0.093%	0.047%
Class A-2 Notes	$277,373,000	0.185%	$276,859,860	0.111%	0.056%
Class A-3 Notes	$352,501,000	0.210%	$351,760,748	0.126%	0.063%
Class A-4 Notes	$234,320,000	0.225%	$233,792,780	0.135%	0.068%
Class A-5 Notes	€350,000,000	0.240%	€349,160,000	0.144%	0.072%
Class A-6 Notes	$225,000,000	0.275%	$224,381,250	0.165%	0.083%
Class B Notes	$70,595,000	0.320%	$70,369,096	0.192%	0.096%

*	Before deducting certain costs of issuing the notes estimated to be $1,565,000.

The prices and proceeds shown in the table do not include any accrued interest. The actual prices and proceeds will include interest, if any, from the closing date.

Any underwriter will be permitted to engage in the following transactions, to the extent permitted by Regulation M under the Securities Exchange Act of 1934, as amended:

•	over-allotment transactions, which involve syndicate sales in excess of the offering size creating a syndicate short position;

•	stabilizing transactions, which permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum; and

•	syndicate covering transactions, which involve purchases of the notes in the open market after the distribution has been completed to cover syndicate short positions.

Over-allotment transactions, stabilizing transactions and syndicate covering transactions may cause prices of the notes to be higher than they would otherwise be in the absence of those transactions. Neither we nor any of the underwriters represent that the underwriters will engage in any of those transactions or that those transactions, once commenced, will not be discontinued without notice.

Neither the trust nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither the trust nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The notes are a new class of securities with no established trading market. The underwriters have advised that they presently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower or higher than the initial offering price or that an active trading market for the notes will develop and continue after this offering.

The underwriting agreement provides that the depositor will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and the depositor has agreed to reimburse the underwriters for the fees and expenses of their counsel. The sponsor has also entered into an indemnity agreement with the underwriters under which the sponsor agrees to indemnify the underwriters against certain civil liabilities.

We will acquire student loans from the depositor on the closing date in exchange for certain proceeds of the notes. The depositor will use such proceeds to acquire such student loans from the warehousing entities. Prior to the closing date, such student loans were financed by the warehousing entities pursuant to financing facilities with some of the underwriters or affiliates of some of the underwriters (the “warehouse financing providers”). Proceeds of the notes will be used to repay amounts owed by the warehousing entities to the warehouse financing providers.

The swap agreement counterparty is Barclays Bank PLC, which is one of the underwriters.

The underwriting agreement provides that the depositor and the sponsor will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The underwriting agreement also provides that the depositor or the sponsor will pay (to the extent that the proceeds at closing are not sufficient to pay) the underwriters for various fees and expenses.

Fortis Bank nv-sa has agreed that it will not offer or sell any notes in the United States or to U.S. persons for certain periods, except through a broker-dealer that is registered in the United States.

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “POS Regs”);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the trust; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the prospectus, this prospectus supplement nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this prospectus supplement comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute such prospectus supplement, in all cases at their own expense.

The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the POS Regs and the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the POS Regs or otherwise in compliance with all applicable provisions of the POS Regs and the FSMA.

LISTING AND GENERAL INFORMATION

Application will be made for the offered notes to be admitted to the official list of the Irish Stock Exchange subject to the Irish Stock Exchange listing rules and the prospectus rules of the Irish Financial Services Regulatory Authority and to be admitted to trading on the Irish Stock Exchange. There can be no assurance that such a listing will be obtained. This prospectus supplement and the accompanying prospectus constitute the prospectus (the “Prospectus”) in connection with the application for the offered notes to be admitted to the official list of the Irish Stock Exchange. Reference throughout this document to the prospectus supplement and the accompanying prospectus shall be taken to read “Prospectus” for this purpose. Certain information has been included in this prospectus supplement to comply with the Irish Stock Exchange listing rules and the prospectus rules of the Irish Financial Services Regulatory Authority.

For so long as the offered notes are listed on the Irish Stock Exchange, the material contracts referred to herein, including the indenture of trust, the trust agreement, the servicing agreement, the currency swap agreement, the remarketing agreement and the administration agreement will be made available for inspection in electronic or physical format at our principal office at 9477 Waples Street, Suite 100, San Diego, California 92121 USA.

The trust is a special purpose entity formed in connection with the issuance of the notes, as further described above in “Summary—Description of the Trust—General”. The trust was formed on April 24, 2006 pursuant to a certificate of trust filed with the Secretary of State of the State of Delaware (United States of America). The office of the trust is in care of the Delaware trustee as set forth below in “Directory”.

Each of the offered notes, the indenture of trust, the currency swap agreement and the remarketing agreement is governed by the laws of the State of New York. Each of the trust agreement and the administration agreement is governed by the laws of the State of Delaware. The GLELSI Servicing Agreement is governed by the laws of the State of Wisconsin.

Since our formation, we have not been involved in any governmental, litigation or arbitration proceedings relating to claims on amounts which are material in the context of the issue of the offered notes. Nor, so far as we are aware, are any such proceedings pending or threatened.

The issuance of the offered notes was authorized by a unanimous written consent of the board of directors of the depositor.

As of the closing date the trust had not commenced operations and no accounts had been made up.

The trust is not required by Delaware state law and does not intend to publish any financial statements. The indenture requires the trust to provide the indenture trustee with written notification, on an annual basis, that to the best of its knowledge, following review of the activities of the prior year, that no event of default or other matter which is required to be brought to the indenture trustee’s attention has occurred.

LEGAL MATTERS

Certain legal matters, including certain income tax matters, will be passed upon for Goal Capital Funding Trust 2006-1 by Mayer, Brown, Row & Maw LLP. Certain legal matters will be passed upon for the underwriters by Kutak Rock LLP.

DIRECTORY

ISSUING ENTITY	SPONSOR AND ADMINISTRATOR
Goal Capital Funding Trust 2006-1	Goal Financial, LLC
c/o Wilmington Trust Company	9477 Waples Street, Suite 100
1100 North Market Street	San Diego, California 92121
Wilmington, Delaware 19890	UNITED STATES OF AMERICA
UNITED STATES OF AMERICA

DEPOSITOR	DELAWARE TRUSTEE FOR THE ISSUING ENTITY
Goal Capital Funding, LLC	Wilmington Trust Company
9477 Waples Street, Suite 100	1100 North Market Street
San Diego, California 92121	Wilmington, Delaware 19890
UNITED STATES OF AMERICA	UNITED STATES OF AMERICA

INDENTURE TRUSTEE, PRINCIPAL PAYING AGENT AND NOTE REGISTRAR	COUNSEL TO THE INDENTURE TRUSTEE AND THE PRINCIPAL PAYING AGENT
The Bank of New York	Troutman Sanders LLP
10161 Centurion Parkway	1001 Haxall Point
Jacksonville, Florida 32256	Richmond, Virginia 23219
Attention: Corporate Trust Department	UNITED STATES OF AMERICA
UNITED STATES OF AMERICA

COUNSEL TO THE ISSUING ENTITY	AUDITOR FOR THE ISSUING ENTITY
Mayer, Brown, Rowe & Maw LLP	KPMG, LLC
71 South Wacker Drive	750 B Street Suite 1500
Chicago, Illinois 60606	San Diego, California 92101
UNITED STATES OF AMERICA	UNITED STATES OF AMERICA

IRISH PAYING AGENT	IRISH LISTING AGENT
Deutsche International Corporate Services (Ireland) Limited	McCann Fitzgerald Listing Services Limited
5 Harbourmaster Place, IFSC	2 Harbourmaster Place, IFSC
Dublin 1	Dublin 1
IRELAND	IRELAND

UNDERWRITERS
Deutsche Bank Securities Inc.	Barclays Capital Inc.
60 Wall Street, 16th Floor	200 Park Avenue, 5th Floor
New York, New York 10005	New York, New York, 10166
UNITED STATES OF AMERICA	UNITED STATES OF AMERICA

Banc of America Securities LLC	Fortis Bank nv-sa
214 North Tryon Street, 15th Floor	3, Montagne du Parc
NC1-027-15-01	B-1000 Brussels
Charlotte, North Carolina 28255	BELGIUM
UNITED STATES OF AMERICA

LEGAL COUNSEL TO THE UNDERWRITERS

Kutak Rock LLP

1801 California Street, Suite 3100

Denver, Colorado 80202

UNITED STATES OF AMERICA

APPENDIX I

WEIGHTED AVERAGE LIVES,

EXPECTED MATURITIES AND PERCENTAGES

OF ORIGINAL PRINCIPAL REMAINING AT EACH QUARTERLY DISTRIBUTION

DATE FOR THE OFFERED NOTES

Prepayments on pools of student loans can be calculated based on a variety of prepayment models. The model used to calculate prepayments in this term sheet is based on prepayment rates derived on a linear function that is ramped over time based on loan age. For purposes of this transaction we refer to this model as the “pricing prepayment curve” or “PPC.” The PPC applies a constant percentage rate (“CPR,” see discussion below) of prepayment that rises steadily from 0% CPR to 8% CPR over a 120 month period (growing 0.0672269% per month), leveling off at 8% thereafter.

100% PPC implies prepayment exactly according to the ramp. A rate of “x% PPC” implies the indicated constant percentage to each of the CPRs along the ramp.

CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that prepays during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:

Monthly	Prepayments = (Balance (including accrued interest to be capitalized) after scheduled payments) x (1-(1-CPR)1/12)

CONSTANT PREPAYMENT RATE

	SEASONING (MONTHS)
PERCENT OF PPC	24	48	72	96	120
50% PPC	0.80%	1.60%	2.40%	3.20%	4.00%
100% PPC	1.60%	3.20%	4.80%	6.40%	8.00%
150% PPC	2.40%	4.80%	7.20%	9.60%	12.00%
200% PPC	3.20%	6.40%	9.60%	12.80%	16.00%

The PPC model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The student loans will not prepay according to the PPC, nor will all of the student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

The tables below show the weighted average remaining lives, expected maturity dates and percentages of original principal remaining of the notes at certain quarterly distribution dates under various PPC scenarios.

For purposes of calculating the information presented in the tables, it is assumed, among other things, that:

•	the cutoff date for the trust student loans is as of May 1, 2006;

•	the closing date is May 25, 2006;

•	all trust student loans (as grouped within the “rep lines” described below) remain in their current status until their status end date and then move to repayment, and no trust student loan moves from repayment to any other status;

•	the trust student loans that are (i) non-subsidized consolidation loans not in repayment status, or (ii) subsidized consolidation loans in forbearance status, have interest accrue and capitalized upon entering repayment;

•	the trust student loans that are subsidized consolidation loans and are in deferment status, have interest paid (interest subsidy payments) by the Department of Education quarterly, based on a quarterly calendar accrual period;

•	there are government payment delays of 60 days for interest subsidy and special allowance payments;

•	no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected in full;

•	index levels for calculation of borrower and government payments are:

91-day Treasury bill rate of 4.68%;

three-month commercial paper rate of 4.91%; and

three-month LIBOR rate of 5.04%;

•	quarterly distributions begin on August 25, 2006, and payments are made quarterly on the 25th day of every February, May, August and November thereafter, whether or not the 25th is a business day;

•	the interest rate for each class of outstanding notes at all times will be equal to:

Class A-1 notes: 5.06%;

Class A-2 notes: 5.14%;

Class A-3 notes: 5.17%;

Class A-4 notes: 5.20%;

Class A-5 notes: 5.16% (for both the initial reset period and subsequent reset periods);

Class A-6 notes: 5.25%; and

Class B notes: 5.49%;

•	an administration fee equal to 0.05% of the outstanding principal amount of the trust student loans paid quarterly by the trust to the administrator;

•	trustee fees equal to (i) .004% of the outstanding principal amount of bonds, paid quarterly by the trust to the indenture trustee, and (ii) $9,000 paid annually starting in May, 2006 by the trust to the Delaware trustee;

•	aggregate servicing fees based on the per borrower fees set forth in the respective servicing agreements;

•	a consolidation loan rebate fee equal to 1.05% of the outstanding principal amount of the trust student loans paid quarterly by the trust to the Department of Education;

•	remarketing fees equal to 0.125% of the outstanding principal amount of the reset rate notes subject to remarketing;

•	the Reserve Fund has an initial balance equal to $4,916,602 and at all times a balance equal to the greater of (1) 0.25% of the applicable Pool Balance and (2) $2,949,961;

•	the Collection Fund has an initial balance equal to zero;

•	the Capitalized Interest Fund has an initial balance equal to $80,000,000. The Capitalized Interest Fund will step down to $67,000,000 in August 2006, $57,000,000 in November 2006, $49,000,000 in February 2007, $43,000,000 in May 2007, $38,000,000 in August 2007, $33,000,000 in November 2007, $29,000,000 in February 2008, $25,000,000 in May 2008, $21,000,000 in August 2008, and to $0 in November 2008;

•	all payments are assumed to be made at the end of the month and amounts on deposit in the Collection Fund, Reserve Fund and Capitalized Interest Fund, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 4.97% per annum through the end of the collection period; reinvestment earnings are available for distribution from the prior collection period;

•	an optional redemption of the offered notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance;

•	the pool of trust student loans were grouped into 65 representative loans (“rep lines”), which have been created, for modeling purposes, from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term; and

•	following a successful remarketing of the reset rate notes, the reset rate notes will be denominated in U.S. dollars.

WEIGHTED AVERAGE LIVES AND EXPECTED MATURITY DATES

OF THE NOTES AT VARIOUS PERCENTAGES OF THE PPC(1)

	WEIGHTED AVERAGE LIFE (YEARS)(2)
CLASS	0%	50%	100%	150%	200%
Class A-1 Notes	5.37	3.69	3.00	2.63	2.40
Class A-2 Notes	11.77	8.68	7.00	5.92	5.20
Class A-3 Notes	15.10	11.63	9.57	8.28	7.35
Class A-4 Notes	17.76	14.42	11.92	10.30	9.19
Class A-5 Notes	20.74	18.04	15.51	13.44	11.90
Class A-6 Notes	25.63	21.19	19.40	17.17	15.39
Class B Notes	16.97	14.37	12.76	11.50	10.59

	EXPECTED MATURITY DATE
CLASS	0%	50%	100%	150%	200%
Class A-1 Notes	May 2016	August 2013	November 2011	February 2011	August 2010
Class A-2 Notes	August 2019	May 2016	August 2014	May 2013	August 2012
Class A-3 Notes	February 2023	August 2019	May 2017	November 2015	November 2014
Class A-4 Notes	February 2025	November 2021	May 2019	August 2017	May 2016
Class A-5 Notes	November 2030	November 2026	November 2024	November 2022	November 2020
Class A-6 Notes	February 2032	August 2027	November 2025	August 2023	November 2021
Class B Notes	February 2032	August 2027	November 2025	August 2023	November 2021

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.
(2)	The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related quarterly distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

CLASS A-1 NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	90	89	88	86	85
May 2008	77	73	69	65	61
May 2009	62	53	45	37	29
May 2010	57	42	28	14	1
May 2011	53	30	9	0	0
May 2012	48	17	0	0	0
May 2013	43	3	0	0	0
May 2014	30	0	0	0	0
May 2015	15	0	0	0	0
May 2016	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

CLASS A-2 NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	100	100	100	100	100
May 2008	100	100	100	100	100
May 2009	100	100	100	100	100
May 2010	100	100	100	100	100
May 2011	100	100	100	83	54
May 2012	100	100	82	42	3
May 2013	100	100	48	0	0
May 2014	100	70	4	0	0
May 2015	100	34	0	0	0
May 2016	99	0	0	0	0
May 2017	71	0	0	0	0
May 2018	40	0	0	0	0
May 2019	7	0	0	0	0
May 2020	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

CLASS A-3 NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	100	100	100	100	100
May 2008	100	100	100	100	100
May 2009	100	100	100	100	100
May 2010	100	100	100	100	100
May 2011	100	100	100	100	100
May 2012	100	100	100	100	100
May 2013	100	100	100	98	61
May 2014	100	100	100	56	15
May 2015	100	100	66	14	0
May 2016	100	97	29	0	0
May 2017	100	65	0	0	0
May 2018	100	34	0	0	0
May 2019	100	4	0	0	0
May 2020	79	0	0	0	0
May 2021	50	0	0	0	0
May 2022	20	0	0	0	0
May 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

CLASS A-4 NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	100	100	100	100	100
May 2008	100	100	100	100	100
May 2009	100	100	100	100	100
May 2010	100	100	100	100	100
May 2011	100	100	100	100	100
May 2012	100	100	100	100	100
May 2013	100	100	100	100	100
May 2014	100	100	100	100	100
May 2015	100	100	100	100	54
May 2016	100	100	100	60	0
May 2017	100	100	90	2	0
May 2018	100	100	40	0	0
May 2019	100	100	0	0	0
May 2020	100	63	0	0	0
May 2021	100	19	0	0	0
May 2022	100	0	0	0	0
May 2023	82	0	0	0	0
May 2024	32	0	0	0	0
May 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

CLASS A-5 NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	100	100	100	100	100
May 2008	100	100	100	100	100
May 2009	100	100	100	100	100
May 2010	100	100	100	100	100
May 2011	100	100	100	100	100
May 2012	100	100	100	100	100
May 2013	100	100	100	100	100
May 2014	100	100	100	100	100
May 2015	100	100	100	100	100
May 2016	100	100	100	100	95
May 2017	100	100	100	100	65
May 2018	100	100	100	75	41
May 2019	100	100	96	53	22
May 2020	100	100	74	34	6
May 2021	100	100	55	18	0
May 2022	100	89	37	4	0
May 2023	100	68	21	0	0
May 2024	100	48	6	0	0
May 2025	88	28	0	0	0
May 2026	59	9	0	0	0
May 2027	31	0	0	0	0
May 2028	19	0	0	0	0
May 2029	10	0	0	0	0
May 2030	3	0	0	0	0
May 2031	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

CLASS A-6 NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	100	100	100	100	100
May 2008	100	100	100	100	100
May 2009	100	100	100	100	100
May 2010	100	100	100	100	100
May 2011	100	100	100	100	100
May 2012	100	100	100	100	100
May 2013	100	100	100	100	100
May 2014	100	100	100	100	100
May 2015	100	100	100	100	100
May 2016	100	100	100	100	100
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	100	100	100	100	86
May 2022	100	100	100	100	0
May 2023	100	100	100	84	0
May 2024	100	100	100	0	0
May 2025	100	100	86	0	0
May 2026	100	100	0	0	0
May 2027	100	84	0	0	0
May 2028	100	0	0	0	0
May 2029	100	0	0	0	0
May 2030	100	0	0	0	0
May 2031	90	0	0	0	0
May 2032	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

CLASS B NOTES

PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES

REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS

PERCENTAGES OF THE PPC(1)

QUARTERLY DISTRIBUTION DATES	0%	50%	100%	150%	200%
Closing Date	100%	100%	100%	100%	100%
May 2007	100	100	100	100	100
May 2008	100	100	100	100	100
May 2009	100	100	100	100	100
May 2010	100	100	100	100	100
May 2011	100	100	100	100	100
May 2012	100	99	99	98	97
May 2013	99	95	92	89	86
May 2014	96	90	84	79	74
May 2015	92	84	76	68	61
May 2016	88	77	67	58	50
May 2017	84	70	59	48	40
May 2018	79	63	51	40	31
May 2019	74	57	43	33	25
May 2020	68	51	37	27	19
May 2021	62	44	31	22	15
May 2022	56	38	26	17	0
May 2023	50	33	21	13	0
May 2024	43	27	17	0	0
May 2025	36	22	13	0	0
May 2026	28	16	0	0	0
May 2027	21	12	0	0	0
May 2028	18	0	0	0	0
May 2029	16	0	0	0	0
May 2030	14	0	0	0	0
May 2031	12	0	0	0	0
May 2032	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption of the notes occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

The above tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than implied by the information in these tables, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the characteristics, remaining terms and loan ages assumed.

$2,017,000,000*

(*Using an exchange rate of $1.2816= €1.00)

STUDENT LOAN ASSET-BACKED NOTES

GOAL CAPITAL FUNDING TRUST 2006-1

Issuing Trust

GOAL CAPITAL FUNDING, LLC

Depositor

GOAL FINANCIAL, LLC

Sponsor and Administrator

PROSPECTUS SUPPLEMENT

JOINT BOOK-RUNNING MANAGERS
Banc of America Securities LLC	Barclays Capital	Deutsche Bank Securities

CLASS A-5 CO-MANAGER
Fortis Bank

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

WE ARE NOT OFFERING NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

WE REPRESENT THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS ONLY AS OF THE DATES OF THEIR RESPECTIVE COVERS.

UNTIL NINETY DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

May 18, 2006